EXHIBIT 2
PLAN OF ACQUISITION

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 8th day of August 2003, by and among FIRST COMMONWEALTH FINANCIAL CORPORATION, a Pennsylvania corporation ("First Commonwealth"), FIRST COMMONWEALTH BANK, a Pennsylvania-chartered banking corporation and wholly-owned subsidiary of First Commonwealth ("FCB"), PITTSBURGH FINANCIAL CORP., a Pennsylvania corporation ("Pittsburgh Financial"), and PITTSBURGH SAVINGS BANK, d/b/a "BankPittsburgh," a Pennsylvania-chartered stock savings bank and wholly-owned subsidiary of Pittsburgh Financial ("BankPittsburgh").

Recitals

          A.          The respective Boards of Directors of First Commonwealth and Pittsburgh Financial have determined that the merger of Pittsburgh Financial with and into First Commonwealth (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement and the plan of merger attached hereto as Exhibit A (the "Holding Company Plan of Merger"), would be advisable and in the best interests of their respective shareholders, and have approved the Holding Company Plan of Merger and the Merger, pursuant to which each outstanding share of the common stock, $0.01 par value, of Pittsburgh Financial ("Pittsburgh Financial Common Stock"), will be converted, at the election of each Pittsburgh Financial shareholder, into cash or shares of the common stock, $1.00 par value, of First Commonwealth ("First Commonwealth Common Stock") as provided herein.  First Commonwealth will be the surviving corporation (the "Surviving Corporation").

          B.          After the Effective Time, BankPittsburgh will be merged with and into FCB (the "Bank Merger") pursuant to the Plan of Merger (the "Bank Plan of Merger") attached hereto as Exhibit B.  FCB will be the surviving financial institution following the Bank Merger.

          C.          Under Pennsylvania law, the Holding Company Plan of Merger must be approved by the shareholders of Pittsburgh Financial.  The Board of Directors of Pittsburgh Financial has resolved to recommend that the shareholders of Pittsburgh Financial approve this Agreement and the Merger and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein.

          D.          Concurrently with the execution and delivery of this Agreement, and as an inducement to First Commonwealth's willingness to enter into this Agreement, each director and executive officer of Pittsburgh Financial has entered into an agreement with First Commonwealth pursuant to which, among other things, they have agreed to vote in favor of approval of the transactions contemplated by this Agreement at the Pittsburgh Financial Shareholders' Meeting.

          E.          In furtherance thereof, the Boards of Directors of First Commonwealth and Pittsburgh Financial have approved this Agreement and the Merger in accordance with Pennsylvania law and upon the terms and subject to the conditions set forth herein.

          F.          The Merger is intended to qualify as a tax-free reorganization within the meaning of the provisions of Section 368 of the Code.

Agreement

          In consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (capitalized terms in this Agreement shall have the meanings set forth on Exhibit C):

ARTICLE 1

BASIC TRANSACTION

          1.1         Merger.  At the Effective Time, Pittsburgh Financial shall be merged with and into First Commonwealth pursuant to the terms and conditions set forth herein and in the Holding Company Plan of Merger and pursuant to the Pennsylvania Business Corporation Law ("PBCL"). Upon consummation of the Merger, the separate existence of Pittsburgh Financial shall cease and First Commonwealth shall continue as the Surviving Corporation.  The Articles of Incorporation and Bylaws of First Commonwealth, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The effects of the Merger shall be as provided in Section 1929 of the PBCL.

          1.2         Bank Merger. At the time selected by First Commonwealth after the Effective Time, BankPittsburgh shall be merged into FCB pursuant to the terms and conditions set forth herein and in the Bank Plan of Merger and pursuant to the Pennsylvania Banking Code of 1965, as amended ("PBC"). Upon consummation of the Bank Merger, the separate existence of BankPittsburgh shall cease and FCB shall continue as the surviving financial institution.  The Articles of Incorporation and Bylaws of FCB, in effect immediately prior to the consummation of the Bank Merger, shall be the Articles of Incorporation and Bylaws of the surviving financial institution. The effects of the Merger shall be as provided in Section 1601 et. seq. of the PBC.  By signing this Agreement, First Commonwealth and Pittsburgh Financial consent to and approve the Bank Merger in their capacities as the sole shareholders of FCB and BankPittsburgh, subject to the consummation of the Merger.

          1.3         Effective Time.  As soon as practicable after each of the conditions set forth in Article 6hereof have been satisfied or waived, First Commonwealth and Pittsburgh Financial will file, or cause to be filed, with the Secretary of State of the Commonwealth of Pennsylvania Articles of Merger in the form required by and executed in accordance with the applicable provisions of the PBCL. The Merger shall become effective upon filing the Articles of Merger with the Pennsylvania Secretary of State (the "Effective Time").

          1.4         Conversion of Pittsburgh Financial Common Stock.  At the Effective Time:

                                   (a)          Subject to the allocation procedures set forth in Section 1.10(d),and except as provided in Section 1.5, each share of Pittsburgh Financial Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from First Commonwealth, at the election of the holder thereof, either:

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                                                 (i)       cash in an amount equal to $20.00 per share (the "Per Share Cash Consideration"); or

                                                 (ii)      a number of shares of First Commonwealth Common Stock which is equal to the Exchange Ratio.

                                   (b)          The holders of certificates representing shares of Pittsburgh Financial Common Stock shall cease to have any rights as stockholders of Pittsburgh Financial, except such rights, if any, as they may have pursuant to the PBCL. Except as provided above, until certificates representing shares of Pittsburgh Financial Common Stock are surrendered for exchange, each certificate shall, after the Effective Time, represent for all purposes only the right to receive the amount and type of consideration into which the shares of Pittsburgh Financial Common Stock represented thereby shall have been converted by the Merger as provided above.

                                   (c)          The stock transfer books of Pittsburgh Financial shall be closed and no transfer of shares of Pittsburgh Financial Common Stock shall be made thereafter.

          1.5         PFC Treasury Stock; Shares owned by First Commonwealth.  Notwithstanding any other provision of this Agreement, any shares of Pittsburgh Financial Common Stock issued and outstanding immediately prior to the Effective Time which are then owned beneficially or of record (a) by Pittsburgh Financial or by any Pittsburgh Financial Subsidiary or (b) by First Commonwealth or any First Commonwealth Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof.

          1.6         First Commonwealth Common Stock.  The shares of First Commonwealth Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as shares of First Commonwealth Common Stock.

          1.7         Fractional Shares.  Notwithstanding any other provision hereof, no fractional shares of First Commonwealth Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger.  In lieu of fractional shares, First Commonwealth shall pay to each Pittsburgh Financial Shareholder who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

          1.8         Anti-Dilution.  In the event First Commonwealth changes the number of shares of First Commonwealth Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend or recapitalization with respect to the outstanding First Commonwealth Common Stock and the record date therefor shall be prior to the Effective Date of the Merger, the Exchange Ratio shall be proportionately adjusted.

          1.9         Pittsburgh Financial Options.

                                   (a)          At the Effective Time, each option granted by Pittsburgh Financial to purchase shares of Pittsburgh Financial Common Stock (each, a "Pittsburgh Financial

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Option") pursuant to the Pittsburgh Financial Stock Option Plans which is outstanding and unexercised immediately prior thereto, whether or not then vested or exercisable, will, at the election of the individual holders of the Pittsburgh Financial Options, be either:

                                                 (i)       cancelled and all rights thereunder be extinguished ("Cancelled Option Holder"), in consideration for which Pittsburgh Financial shall make payment immediately prior to the Effective Time in an amount determined by multiplying (A) the number of shares of Pittsburgh Financial Common Stock underlying such Pittsburgh Financial Option by (B) an amount equal to the excess (if any) of (1) the Per Share Cash Consideration, over (2) the exercise price per share of such Pittsburgh Financial Option; or

                                                 (ii)      converted automatically into a fully vested option to purchase shares of First Commonwealth Common Stock ("Continuing Option Holder") in an amount, for a term and at an exercise price determined as provided below (and otherwise subject to the terms of the particular Pittsburgh Financial Option Plan pursuant to which each such Pittsburgh Financial Option was issued, the agreements evidencing grants thereunder and any other agreements between Pittsburgh Financial and an optionee regarding Pittsburgh Financial Options which have been delivered to First Commonwealth prior to or as of the date of this Agreement):

                                                          (A)        the number of shares to be subject to the new option shall be equal to the product of the number of shares of Pittsburgh Financial Common Stock subject to the Pittsburgh Financial Option immediately prior to the Effective Time and the Exchange Ratio, provided that any fractional shares of First Commonwealth Common Stock resulting from such multiplication shall be rounded down to the nearest whole share;

                                                          (B)        the exercise price per share of First Commonwealth Common Stock under the new option shall be equal to the exercise price per share of the Pittsburgh Financial Common Stock under the Pittsburgh Financial Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent; and

                                                          (C)        the term or duration of the new option shall be the same as that of the Pittsburgh Financial Option.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, Section 424(a) shall override anything to the contrary contained herein.  The duration and other terms of the new option shall be the same as the original option except as provided for above and all references to Pittsburgh Financial shall be deemed to be references to First Commonwealth.

                                   (b)          In order for any Continuing Option Holder to have his or her Pittsburgh Financial Options converted into an option to purchase First Commonwealth Common Stock as set forth in Section 1.9(a) or for a Cancelled Option Holder to have his or her Pittsburgh Financial Option converted into the right to receive cash, such Continuing Option Holder or Cancelled Option Holder shall have executed a written election with respect to such conversion or cancellation no later than the Election Deadline, which written election shall be in

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such form as shall be prescribed by First Commonwealth and reasonably satisfactory to Pittsburgh Financial.  No payment shall be made to a Cancelled Option Holder unless and until such holder has executed and delivered the foregoing written election.  In the event any holder of a Pittsburgh Financial Option fails to make an election within the time frame set forth herein, the Pittsburgh Financial Option held thereby shall automatically be converted at the Effective Time into an option to purchase First Commonwealth Common Stock in the amount and at the exercise price as calculated pursuant to Section 1.9(a)(ii) hereof.

                                   (c)          Prior to the Effective Time, First Commonwealth shall reserve for issuance the number of shares of First Commonwealth Common Stock necessary to satisfy First Commonwealth's obligations under Section 1.9(a) hereof.  Promptly after the Effective Time (but no event later than twenty business days thereafter), First Commonwealth shall file a registration statement on Form S-8 with respect to the shares of First Commonwealth Common Stock issued pursuant to Section 1.9(a) hereof, and shall maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                                   (d)          Prior to the Effective Time, Pittsburgh Financial shall take or cause to be taken all actions required under the Pittsburgh Financial Option Plans to provide for the foregoing.

          1.10        Election and Exchange Procedures.

                                   (a)          First Commonwealth shall designate The Bank of New York (or another bank selected by First Commonwealth and reasonably acceptable to Pittsburgh Financial) as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure as described in this Section 1.10. First Commonwealth shall use reasonable commercial efforts to cause the Exchange Agent, no later than three (3) business days following the Effective Time, to mail or otherwise make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Pittsburgh Financial Common Stock (i) a notice and letter of transmittal (which shall specify that delivery shall be effected and risk of loss of the certificates formerly representing shares of Pittsburgh Financial Common Stock shall pass only upon proper delivery of such certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such certificate or certificates in exchange for the consideration set forth in Section 1.4 and (ii) an election form ("Election Form") which shall permit each holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (A) to elect to receive First Commonwealth Common Stock with respect to all of such holder's Pittsburgh Financial Common Stock as provided in Section 1.4(a)(ii) ("Stock Election Shares"), (B) to elect to receive cash with respect to all of such holder's Pittsburgh Financial Common Stock as provided in Section 1.4(a)(i)("Cash Election Shares"), or (C) to indicate that such holder makes no such election with respect to such holder's shares of Pittsburgh Financial Common Stock ("No-Election Shares").  Nominee record holders who hold Pittsburgh Financial Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares.  Any shares of Pittsburgh Financial Common Stock with respect to which the holder thereof shall not, as of the Election

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Deadline (as defined below), have made such an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed to be No-Election Shares.

                                   (b)          The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, twenty (20) business days following but not including the date of mailing of the Election Form.

                                   (c)          Any election to receive First Commonwealth Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form will be properly completed only if all information called for by the Election Form is provided and only if accompanied by a certificate or certificates representing all shares of Pittsburgh Financial Common Stock covered thereby, subject to the provisions of subsection (h) of this Section 1.10. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

                                   (d)          Within five (5) business days after the Election Deadline, the Exchange Agent shall effect the allocation among Pittsburgh Financial Shareholders of rights to receive First Commonwealth Common Stock or cash in the Merger as follows:

                                                 (i)       If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

                                                          (A)        No-Election Shares shall be deemed to be Cash Election Shares to the extent necessary to cause the total number of Cash Election Shares times the Per Share Cash Consideration to equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares in order to accomplish that result, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall be treated as Stock Election Shares.

                                                          (B)        If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is still less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis (subject to rounding to avoid the conversion of fractional shares) a sufficient number of Stock Election Shares into Cash Election Shares to cause the total number of Cash Election Shares after such conversion times the Per Share Cash Consideration to equal the Aggregate Cash Consideration.

Notwithstanding the foregoing, if the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, First Commonwealth may, in its sole discretion, elect to reduce the Aggregate Cash Consideration to an amount not less than the product of the Cash Election Shares times the Per Share Cash Consideration and apply the foregoing allocation procedure (if necessary) using the Aggregate Cash Consideration as so reduced.

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                                                 (ii)      If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

                                                          (A)        All No-Election Shares shall be deemed to be Stock Election Shares.

                                                          (B)        The Exchange Agent shall convert on a pro rata basis (subject to rounding to avoid the conversion of fractional shares) a sufficient number of Cash Election Shares into Stock Election Shares to cause the number of remaining Cash Election Shares times the Per Share Cash Consideration to equal the Aggregate Cash Consideration.

                                   (e)          Following any reallocation (if necessary) under subsection (d) of this Section 1.10, all Stock Election Shares and all No-Election Shares will be converted into the right to receive First Commonwealth Common Stock and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration.

                                   (f)          At the Effective Time, First Commonwealth shall deliver to the Exchange Agent the number of shares of First Commonwealth Common Stock issuable and the amount of cash payable in the Merger (which shall be held by the Exchange Agent in trust for the holders of Pittsburgh Financial Common Stock).  Pending payment, the cash so delivered shall be invested only in deposit accounts of an FDIC-insured institution, direct obligations of the U.S. Government or obligations issued or guaranteed by an agency thereof which carry the full faith and credit of the United States, and all interest earned on such cash shall be paid to First Commonwealth. The Exchange Agent shall use its reasonable commercial efforts to distribute First Commonwealth Common Stock and cash as provided herein, not later than ten (10) business days after the Election Deadline to the former shareholders of Pittsburgh Financial who submitted a properly completed letter of transmittal and Election Form prior to the Election Deadline.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Commonwealth Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                                   (g)          After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Pittsburgh Financial Common Stock who surrenders such certificate or certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of First Commonwealth Common Stock and/or the amount of cash into which the aggregate number of shares of Pittsburgh Financial Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Pittsburgh Financial Common Stock have been converted into First Commonwealth Common Stock, cash in lieu of fractional shares, and any distribution previously paid with respect to First Commonwealth Common Stock issuable in the Merger for which the record date was on or after the Effective Date, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Time represented Pittsburgh Financial

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Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of First Commonwealth Common Stock or the right to receive the amount of cash into which such Pittsburgh Financial Common Stock shall have been converted. No dividends which have been declared will be remitted to any person entitled to receive shares of First Commonwealth Common Stock under this Section 1.10 until such person surrenders the certificate or certificates representing Pittsburgh Financial Common Stock, at which time such dividends shall be remitted to such person without interest.

                                   (h)          First Commonwealth shall not be obligated to deliver cash and/or a certificate or certificates representing shares of First Commonwealth Common Stock to which a Pittsburgh Financial Shareholder would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Pittsburgh Financial Common Stock for exchange as provided in this Section 1.10, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond as may be required by the Exchange Agent. If any certificates evidencing shares of First Commonwealth Common Stock are to be issued in a name other than that in which the certificate evidencing Pittsburgh Financial Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the certificate, with all signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of First Commonwealth Common Stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                                   (i)          Any portion of the shares of First Commonwealth Common Stock and cash delivered to the Exchange Agent by First Commonwealth pursuant to Section 1.10(f) that remains unclaimed by the Pittsburgh Financial Shareholders for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to First Commonwealth. Any Pittsburgh Financial Shareholders who have not complied with Section 1.10(g) before the expiration of such six month period shall thereafter look only to First Commonwealth for the consideration deliverable to such shareholder in the Merger as determined pursuant to this Agreement, without any interest thereon. If outstanding certificates for shares of Pittsburgh Financial Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of First Commonwealth Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of First Commonwealth (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. First Commonwealth and the Exchange Agent shall be entitled to rely upon the stock transfer books of Pittsburgh Financial to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect

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thereto. In the event of a dispute with respect to ownership of stock represented by any certificate, First Commonwealth and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          1.11        Withholding Rights.  First Commonwealth (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Pittsburgh Financial Shareholder such amounts as First Commonwealth is required under the Code or any provision of state, local or foreign tax law to deduct and withhold with respect to the making of such payment.  Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the Pittsburgh Financial Shareholder in respect of which such deduction and withholding was made by First Commonwealth.

          1.12        Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of all of the conditions to Closing, and shall be on such date, time and location as First Commonwealth and Pittsburgh Financial shall mutually agree. If all conditions to the obligations of each of the parties shall have been satisfied or waived by the party entitled to the benefits thereof, the parties shall, at the Closing, duly execute the Articles of Merger for filing with the Pennsylvania Secretary of State and promptly thereafter shall take all steps necessary or desirable to consummate the Merger in accordance with all applicable laws, rules and regulations and the Holding Company Plan of Merger.  The date on which the Closing actually occurs is herein referred to as the "Closing Date." The Bank Merger will be consummated after the Merger at a time selected by First Commonwealth and pursuant to the terms of the Bank Plan of Merger.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF FIRST COMMONWEALTH AND FCB

          To induce Pittsburgh Financial to enter into this Agreement, First Commonwealth and FCB represent and warrant as follows, which representations and warranties are being made as of the date of this Agreement and shall be deemed to be made again as of the Closing:

          2.1          Organization and Corporate Authority of First Commonwealth.  First Commonwealth is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. First Commonwealth is registered with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the Federal Reserve Board thereunder. First Commonwealth (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction where such qualification is necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on First Commonwealth. Each First Commonwealth Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (a) has the requisite corporate power and

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authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where such qualification is necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on First Commonwealth.

          2.2          Organization and Qualification of FCB.  FCB is a Pennsylvania-chartered banking corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and engages only in activities (and holds properties only of the types) permitted by the Commonwealth of Pennsylvania and the rules and regulations promulgated thereunder by the Pennsylvania Department of Banking (the "PDB") and the Federal Deposit Insurance Corporation (the "FDIC") for insured depository institutions. FCB's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

          2.3          Authority.

                                   (a)          Subject to obtaining the consents and approvals set forth in Section 2.5,  First Commonwealth and FCB each have full power and authority to make, execute and perform this Agreement and to consummate the transactions contemplated hereby, and no further action is necessary on the part of First Commonwealth or FCB to authorize the consummation of the transactions contemplated hereby.  This Agreement constitutes a valid and binding obligation of First Commonwealth and FCB and is enforceable against each of First Commonwealth and FCB in accordance with its terms, except as limited by laws affecting creditors' rights generally and subject to general principles of equity.

                                   (b)          Subject to obtaining the consents and approvals set forth in Section 2.5, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of any law or regulation applicable to First Commonwealth or FCB; (b) violate any provision of the respective articles of incorporation, charter, or bylaws of First Commonwealth or FCB; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement or commitment to which either First Commonwealth or FCB is a party; or (d) constitute a violation of any order, judgment or decree to which either First Commonwealth or any First Commonwealth Subsidiary is a party, or by which either First Commonwealth, any First Commonwealth Subsidiary, or any of their respective assets or properties are bound, except, with respect to (a), (c) and (d) above, such as individually or in the aggregate will not have a Material Adverse Effect on First Commonwealth and the First Commonwealth Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          2.4          No Legal Bar.  Neither First Commonwealth nor any First Commonwealth Subsidiary is a party to, subject to or bound by any agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction or any law which would prevent the execution of this Agreement by First Commonwealth or FCB, its delivery thereof to Pittsburgh Financial and BankPittsburgh or (upon receipt of the consents and approvals set forth in Section 2.5) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or, to the Knowledge of First Commonwealth, threatened against First Commonwealth or any

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First Commonwealth Subsidiary in which the validity of this Agreement, any of the transactions contemplated hereby, or any action which has been taken by any of the Parties in connection herewith or in connection with any of the transactions contemplated hereby is at issue.

          2.5          Approvals, Consents and Filings.  Except for the approval of the Merger by the FRB, the approval of the Bank Merger by the FDIC and the PDB, the declaration of effectiveness of the Registration Statement and approval of the Proxy Statement by the SEC, the approval of First Commonwealth's additional listing application for the listing of the First Commonwealth Common Stock to be issued in the Merger on the NYSE and the filing of the Articles of Merger with the Pennsylvania Secretary of State, neither the execution and delivery of this Agreement by First Commonwealth or FCB nor the consummation of the transactions contemplated hereby, requires any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other third party.

          2.6          Financial Statements.  First Commonwealth has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act since January 1, 2000 (the "First Commonwealth Filings"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act.  None of the First Commonwealth Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited and unaudited consolidated financial statements of First Commonwealth included in the First Commonwealth Filings have been prepared in accordance with GAAP applied on a consistent basis (except as stated in such financial statements and except as permitted by applicable SEC regulations) and fairly present the financial position of First Commonwealth as of the dates thereof and the results of operations for the periods presented therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

          2.7          No Material Adverse Change.  Since December 31, 2002 there has not been any Material Adverse Change in First Commonwealth or FCB.

          2.8          Capitalization of First Commonwealth.  The authorized capital stock of First Commonwealth consists of 100,000,000 shares of First Commonwealth Common Stock and 3,000,000 shares of preferred stock, $1.00 par value per share. As of June 30, 2003, 59,071,871 shares of First Commonwealth Common Stock were issued and outstanding, 3,453,537 shares of First Commonwealth Common Stock were held by First Commonwealth as treasury stock and no shares of the preferred stock were issued and outstanding. All of the outstanding First Commonwealth Common Stock is duly authorized, validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive rights of any First Commonwealth shareholder. The shares of First Commonwealth Common Stock to be issued in the Merger, when delivered as specified in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and registered pursuant to the effective Registration Statement under the Securities Act.

          2.9          Capitalization of FCB.  The authorized capital stock of FCB consists of 100,000,000 shares of common stock having a par value of $1.00 per share. As of the date of this

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Agreement, 44,098,000 shares of FCB's common stock were issued and outstanding, and no shares of FCB's common stock were held by FCB as treasury stock. All of the outstanding common stock of FCB is held beneficially and of record by First Commonwealth, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding shares of FCB common stock are validly issued, fully-paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholder of FCB. There are no outstanding securities or other obligations which are convertible into FCB common stock or into any other equity or debt security of FCB, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued FCB common stock or any other equity or debt security of FCB.

          2.10         Disclosure.  The representations or warranties made by First Commonwealth and FCB as set forth in this Agreement, or in any document, statement, certificate or other writing furnished or to be furnished by First Commonwealth and FCB to Pittsburgh Financial pursuant to the transactions contemplated by this Agreement, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein which is necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they were or are made, not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PITTSBURGH FINANCIAL AND BANKPITTSBURGH

          To induce First Commonwealth and FCB to enter into this Agreement, Pittsburgh Financial and BankPittsburgh represent and warrant as follows (which representations and warranties are being made as of the date of this Agreement and shall be deemed to be made again as of the Closing), except as set forth in the disclosure schedule attached hereto as Exhibit D (the "Pittsburgh Financial Disclosure Schedule"), the section numbers of which are numbered to correspond to the sections of this Agreement to which they refer:

          3.1          Organization and Qualification of Pittsburgh Financial and Subsidiaries.  Pittsburgh Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Pittsburgh Financial is registered with the FRB as a financial holding company under the BHCA, and engages only in activities permitted by the BHCA and the rules and regulations promulgated by the Federal Reserve Board thereunder. Pittsburgh Financial (i) has the requisite corporate power and authority to own, operate and lease its material properties and carry on its businesses as they are currently being conducted and (ii) is in good standing and is duly qualified to do business in each jurisdiction where such qualification is necessary and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Pittsburgh Financial and the Pittsburgh Financial Subsidiaries taken as a whole. Each Pittsburgh Financial Subsidiary is duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization and (a) has the requisite corporate power and authority to own, operate and lease its material properties and to carry on its business as it is currently being conducted and (b) is in good standing and is duly qualified to do business in each jurisdiction where such qualification is necessary and where

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the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Pittsburgh Financial and the Pittsburgh Financial Subsidiaries taken as a whole.

          3.2          Organization and Qualification of BankPittsburgh.  BankPittsburgh is a Pennsylvania-chartered stock savings bank, duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and engages only in activities (and holds properties only of the types) permitted by the PDB or the FDIC for insured depository institutions.  BankPittsburgh's deposit accounts are insured by the FDIC to the fullest extent permitted under applicable law.

          3.3          Authority.

                                   (a)          Subject to obtaining the consents and approvals set forth in Section 3.5, Pittsburgh Financial and BankPittsburgh have full power and authority to make, execute and perform this Agreement and to consummate the transactions contemplated hereby, and no further action is necessary on the part of Pittsburgh Financial or BankPittsburgh to authorize the consummation of the transactions contemplated hereby.  This Agreement constitutes a valid and binding obligation of Pittsburgh Financial and of BankPittsburgh and is enforceable against each of Pittsburgh Financial and BankPittsburgh in accordance with its terms, except as limited by the laws affecting creditors' rights generally and subject to general principles of equity.

                                   (b)          Subject to obtaining the consents and approvals set forth in Section 3.5, the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of any law or regulation applicable to Pittsburgh Financial or any Pittsburgh Financial Subsidiary; (b) violate any provision of the articles of incorporation, charter or bylaws of Pittsburgh Financial or of any Pittsburgh Financial Subsidiary; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement or commitment to which Pittsburgh Financial or any Pittsburgh Financial Subsidiary is a party; or (d) constitute a violation of any order, judgment or decree to which Pittsburgh Financial or any Pittsburgh Financial Subsidiary is a party or by which Pittsburgh Financial, or any Pittsburgh Financial Subsidiary, or any of their assets or properties are bound, except, with respect to (a), (c) and (d) above, such as individually or in the aggregate will not have a Material Adverse Effect on Pittsburgh Financial and the Pittsburgh Financial Subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

          3.4          No Legal Bar.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary is a party to, subject to, or bound by, any agreement, judgment, order, letter of understanding, writ, prohibition, injunction or decree of any court or other governmental authority or body of competent jurisdiction, or any law which would prevent the execution of this Agreement by Pittsburgh Financial or BankPittsburgh, the delivery thereof to First Commonwealth, or (upon receipt of the consents and approvals set forth in Section 3.5) the consummation of the transactions contemplated hereby, and no action or proceeding is pending or, to the Knowledge of Pittsburgh Financial, threatened against Pittsburgh Financial or any Pittsburgh Financial Subsidiary in which the validity of this Agreement, the transactions

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contemplated hereby or any action which has been taken by any of the Parties in connection herewith or in connection with the transactions contemplated hereby is at issue.

          3.5          Approvals, Consents and Filings.  Except for the approval of the Merger by the FRB, the approval of the Bank Merger by the FDIC and the PDB, the approval of the Merger by the Pittsburgh Financial shareholders and the filing of the Articles of Merger and articles of merger relating to the Bank Merger with the Pennsylvania Secretary of State, neither the execution and delivery of this Agreement by Pittsburgh Financial or BankPittsburgh nor the consummation of the transactions contemplated hereby requires any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority or other third party.

          3.6          Financial Statements.  Pittsburgh Financial has delivered to First Commonwealth true, correct and complete copies of (i) the audited consolidated financial statements of Pittsburgh Financial for the years ended September 30, 2000, 2001 and 2002, including balance sheets, statements of income, statements of shareholders' equity and statement of cash flows and (ii) unaudited consolidated financial statements of Pittsburgh Financial, including a balance sheet, statement of income, statement of shareholders' equity and statement of cash flows for the nine months ended June 30, 2003.  All such financial statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition of Pittsburgh Financial and the Pittsburgh Financial Subsidiaries as of the dates thereof and the results of their operations for the periods presented therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments.

          3.7          Undisclosed Liabilities.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has any material debt, liability or obligation of any kind, whether accrued, absolute, known, unknown, contingent or otherwise except (i) those reflected in the most recent audited balance sheet provided by Pittsburgh Financial to First Commonwealth or (ii) those incurred in the Ordinary Course of Business since September 30, 2002, none of which arises from any breach of contract, tort or violation of law.

          3.8          Regulatory Reports.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary has filed all reports, registrations and other documents, together with any amendments required to be made with respect thereto since January 1, 2000 (the "Pittsburgh Financial Filings"), that were required to be filed with the FRB, the FDIC, the PDB or the SEC and any other governmental entity having jurisdiction over any of them.  No administrative actions have been taken or orders issued in connection with such Pittsburgh Financial Filings.  As of their respective dates, each Pittsburgh Financial Filing (i) complied in all material respects with all laws and regulations promulgated by the governmental entity with which it was filed; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Pittsburgh Financial has furnished or made available to First Commonwealth true and correct copies of all Pittsburgh Financial Filings.

          3.9          Books and Records.  The stock records and minute books of Pittsburgh Financial and each Pittsburgh Financial Subsidiary (previously furnished to First Commonwealth) fully

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and accurately reflect all issuances, transfers and redemptions of the capital stock of Pittsburgh Financial or such Pittsburgh Financial Subsidiary, correctly show the record addresses of the shareholders and the number and class of shares of capital stock held by each shareholder, correctly show all corporate action taken by the directors (or any committee) and shareholders of Pittsburgh Financial or such Pittsburgh Financial Subsidiary (including actions taken by consent without a meeting), and contain true and correct copies or originals of the articles of incorporation and bylaws of Pittsburgh Financial or such Pittsburgh Financial Subsidiary, in each case as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders.  No resolutions have been adopted by the directors or shareholders of Pittsburgh Financial or any Pittsburgh Financial Subsidiary except those contained in the minute books.  All corporate records of Pittsburgh Financial and each Pittsburgh Financial Subsidiary have been maintained in accordance with all applicable statutory and regulatory requirements.

          3.10         Tax Matters.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary has duly filed when due (including applicable extensions granted without penalty) (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental agencies having jurisdiction with respect to taxes imposed upon the income, properties, revenues, operations or other assets of Pittsburgh Financial or such Pittsburgh Financial Subsidiary or taxes imposed which might create a lien or encumbrance on any such assets.  Such returns or reports are true, complete and correct, and Pittsburgh Financial and each Pittsburgh Financial Subsidiary has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges including all applicable interest and penalties set forth in such returns or reports.  There are no liens on the assets of Pittsburgh Financial or any Pittsburgh Financial Subsidiary relating to or attributable to any taxes.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary is currently the beneficiary of any extension of time within which to file any such written return or report.  All federal, state and local taxes and other governmental charges payable by Pittsburgh Financial or any Pittsburgh Financial Subsidiary have been paid or have been adequately accrued or reserved for on such entity's books in accordance with GAAP and banking regulations applied on a consistent basis.  Until the Effective Time, Pittsburgh Financial and each Pittsburgh Financial Subsidiary shall continue to reserve sufficient funds for the payment of expected tax liabilities in accordance with GAAP and banking regulations applied on a consistent basis.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the Knowledge of Pittsburgh Financial, there is no threatened claim against Pittsburgh Financial or any Pittsburgh Financial Subsidiary or any basis for any such claim, for payment of any additional federal, state or local taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the most recent audited financial statements provided by Pittsburgh Financial to First Commonwealth. Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has constituted a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Merger. Proper and accurate amounts have been withheld by Pittsburgh Financial and each Pittsburgh Financial Subsidiary from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Pittsburgh

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Financial and each Pittsburgh Financial Subsidiary for all periods for which returns were due with respect to withholding, social security and unemployment taxes and the amounts shown thereon to be due and payable have been paid in full.

          3.11         Litigation and Proceedings.  There are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations pending or, to the Knowledge of Pittsburgh Financial, threatened against Pittsburgh Financial or any Pittsburgh Financial Subsidiary in any court or before any arbitrator or governmental agency.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary is a party to any judgment, award, order or decree.

          3.12         Business Operations.

                                   (a)          Permits, Compliance with Law.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary has all permits, licenses, approvals, authorizations and registrations under all federal, state and local laws required for it to carry on its business as presently conducted and the absence of which could have a Material Adverse Effect on Pittsburgh Financial and the Pittsburgh Financial Subsidiaries taken as a whole, all such permits, licenses, approvals, authorizations and registrations are in full force and effect and no suspension or cancellation of any of them is pending or, to the Knowledge of Pittsburgh Financial, threatened.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary has complied in all material respects with all laws, regulations, and orders applicable to it or its business.  No notice from any governmental authority with respect to any failure or alleged failure of Pittsburgh Financial to comply in any material respect with any law, regulation or order has been received by Pittsburgh Financial or any Pittsburgh Financial Subsidiary, nor to the Knowledge of Pittsburgh Financial, is any such notice threatened.

                                   (b)          Insurance.  Section 3.12(b) of the Pittsburgh Financial Disclosure Schedule contains a complete list and description of all policies of insurance and bonds presently maintained by Pittsburgh Financial or any Pittsburgh Financial Subsidiary providing coverage for either of them, their assets, or any of their officers, directors and employees, all of which are in full force and effect, together with a complete list of all pending claims under any such policies or bonds.  Each material term, obligation and provision of each such policy and bond has been complied with, all premiums due thereon have been paid and no notice of cancellation with respect thereto has been received by Pittsburgh Financial or BankPittsburgh, as the case may be.  Such policies and bonds provide adequate coverage to insure the properties and business of Pittsburgh Financial and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary.  Pittsburgh Financial has no liability for premiums with respect to such policies.  Pittsburgh Financial has previously made available to First Commonwealth a true, correct and complete copy of each such insurance policy and bond.

                                   (c)          Material Contracts.  Section 3.12(c) of the Pittsburgh Financial Disclosure Schedule contains a complete list of all Material Contracts.  Each Material Contract is in full force and effect, is valid and enforceable in accordance with its terms (subject to any bankruptcy or other laws applicable to creditors' rights generally), constitutes a legal and binding obligation of Pittsburgh Financial or a Pittsburgh Financial Subsidiary, as the case may be, and, to the Knowledge of Pittsburgh Financial, each other party thereto, and is not the subject of any

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notice of default, termination or partial termination or of any ongoing, pending, completed or, to the Knowledge of Pittsburgh Financial, threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination by any party thereto.  Pittsburgh Financial or such Pittsburgh Financial Subsidiary has complied in all material respects with the provisions of each Material Contract.  A true and complete copy of each Material Contract has been made available to First Commonwealth for examination.

                                   (d)          Intellectual Property.  Section 3.12(d) of the Pittsburgh Financial Disclosure Schedule sets forth all (i) trademarks, trade names, service marks or other trade rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefor, (iii) trade secrets, (iv) inventions, discoveries, designs, and drawings, (v) computer software (including all source and object codes and manuals), and (vi) patents and patent applications owned, licensed or otherwise used by Pittsburgh Financial or any Pittsburgh Financial Subsidiary (collectively, the "Intellectual Property Rights").  The Intellectual Property Rights are all those necessary for the conduct of the business of Pittsburgh Financial and each Pittsburgh Financial Subsidiary as presently conducted.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has any obligation to compensate any person for the use of any of the Intellectual Property Rights and Pittsburgh Financial has not granted to any person any license, option or other rights to use in any manner any of the Intellectual Property Rights, whether requiring the payment of royalties or not.  The Intellectual Property Rights will not cease to be rights of Pittsburgh Financial or be impaired by reason of the performance of this Agreement or the consummation of the transactions contemplated hereby.  No other person (i) has notified Pittsburgh Financial that such person claims any ownership of or right to use any Intellectual Property Rights or (ii) to the Knowledge of Pittsburgh Financial, is infringing upon any Intellectual Property Rights.  To the Knowledge of Pittsburgh Financial, Pittsburgh Financial's use of the Intellectual Property Rights does not conflict with, infringe upon or otherwise violate the valid rights of any third party anywhere where the business of Pittsburgh Financial is currently conducted or is currently proposed to be conducted by Pittsburgh Financial.  No written notice has been received and not fully resolved and no action has been instituted or, to the Knowledge of Pittsburgh Financial, threatened against Pittsburgh Financial alleging that Pittsburgh Financial's use of the Intellectual Property Rights infringes upon or otherwise violates any rights of a third party.

                                   (e)          Personal Property.  Pittsburgh Financial and the Pittsburgh Financial Subsidiaries have good and marketable title to all of their personal property, free and clear of all encumbrances, liens or charges of any kind or character except liens for taxes not due and payable.  The personal property owned and leased by Pittsburgh Financial or any Pittsburgh Financial Subsidiary is in good operating order (ordinary wear and tear excepted), usable in the Ordinary Course of Business, and is sufficient and adequate to carry on the business of Pittsburgh Financial as currently conducted.

                                   (f)          Leases.  Section 3.12(f) of the Pittsburgh Financial Disclosure Schedule sets forth a list of all leases pursuant to which Pittsburgh Financial or any Pittsburgh Financial Subsidiary is either lessor or lessee of any real or personal property, other than leases that are required to be capitalized under GAAP (the "Leases").  All Leases are valid and enforceable in accordance with their terms, there is not under any Lease any default or any event which with notice or lapse of time, or both, would constitute a default by Pittsburgh Financial or

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such Pittsburgh Financial Subsidiary, or, to the knowledge of Pittsburgh Financial, by any other party thereto.  There are no contractual obligations, agreements in principle or present plans for Pittsburgh Financial or any Pittsburgh Financial Subsidiary to enter into new leases or to renew or amend existing Leases prior to the Closing.  The copies of the Leases and any amendments thereto provided by Pittsburgh Financial to First Commonwealth are true, correct and complete, and the Leases have not been modified in any respect other than pursuant to such amendments.

                                   (g)          Real Property.  Section 3.12(g) of the Pittsburgh Financial Disclosure Schedule lists all real property (other than security interests) owned by Pittsburgh Financial or any Pittsburgh Financial Subsidiary (the "Real Property").  Pittsburgh Financial or such Pittsburgh Financial Subsidiary has good and marketable title to each parcel of Real Property and the title to each parcel of Real Property is covered by a title insurance policy providing coverage in the amount of the original purchase price. The interests of Pittsburgh Financial or such Pittsburgh Financial Subsidiary in each parcel of the Real Property are free and clear of any and all liens and encumbrances, except for liens for current taxes not yet due, and are not subject to any pending or, to the Knowledge of Pittsburgh Financial, threatened claim, contest, dispute, action at law or in equity. The present and past use of, and improvements upon, each parcel of Real Property and all real properties leased by Pittsburgh Financial or such Pittsburgh Financial Subsidiary (the "Leased Property") are in material compliance with all applicable building, fire, zoning and other applicable laws, ordinances and regulations, including the Americans with Disabilities Act, and deed restrictions of record and no notice of any violation or alleged violation thereof has been received. To the Knowledge of Pittsburgh Financial, there is no proposed or pending change in the zoning of, or any proposed or pending condemnation proceeding with respect to, any parcel of Real Property or Leased Property. The buildings and structures owned, leased or used by Pittsburgh Financial are, taken as a whole, in good operating order (ordinary wear and tear excepted), usable in the Ordinary Course of Business and are sufficient and adequate to carry on the business of Pittsburgh Financial as presently conducted.

                                   (h)          Offices and ATMs.  Section 3.12(h) of the Pittsburgh Financial Disclosure Schedule lists the headquarters of Pittsburgh Financial and BankPittsburgh (identified as such) and each of the offices and ATMs maintained and operated by BankPittsburgh and the location thereof.  BankPittsburgh does not maintain any other office or ATM or conduct business at any other location, and BankPittsburgh has not applied for or received permission to open or close any additional branch or operate at any other location.

                                   (i)          Environmental.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary is in compliance in all material respects with all Environmental Regulations. There are no Hazardous Materials on, below or above the surface of, or migrating to or from any parcel of Real Property or Leased Property which requires remediation under any federal, state, or local statute, regulation, ordinance, order, action, policy, or common law. To the Knowledge of Pittsburgh Financial, neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has any outstanding loans secured by real property that is not in compliance with Environmental Regulations, upon which there are Hazardous Materials or from or to which Hazardous Materials have migrated or are migrating. There is no claim, action, suit, proceeding or notice thereof before any governmental entity pending, or, to the Knowledge of Pittsburgh Financial, threatened, against Pittsburgh Financial or any Pittsburgh Financial Subsidiary or, to the

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Knowledge of Pittsburgh Financial, concerning any real property securing BankPittsburgh loans and there is no outstanding judgment, order, writ, injunction, decree, or award against Pittsburgh Financial or any Pittsburgh Financial Subsidiary or any real property securing BankPittsburgh loans relating to Environmental Regulations or Hazardous Materials.  Pittsburgh Financial has provided to First Commonwealth phase I environmental assessments with respect to each piece of Real Property and Leased Property as to which such a phase I environmental investigation has been prepared by or on behalf of Pittsburgh Financial or any Pittsburgh Financial Subsidiary.

          3.13         Absence of Changes; Operation in the Ordinary Course.  Since September 30, 2002 (the "Balance Sheet Date") (a) there has not been any Material Adverse Change in Pittsburgh Financial or any Pittsburgh Financial Subsidiary, and (b) neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has taken any action which, if it had been taken after the date of this Agreement, would require the consent of First Commonwealth under Section 5.3 hereof.

          3.14         Employees and Benefits.

                                   (a)          Compensation.  Section 3.14(a) of the Pittsburgh Financial Disclosure Schedule contains a list of (i) the names, titles, responsibilities and compensation arrangements of each officer and director of Pittsburgh Financial and each Pittsburgh Financial Subsidiary and of each employee of Pittsburgh Financial or any Pittsburgh Financial Subsidiary whose compensation (including, without limitation, all salary, wages, bonuses and fringe benefits, other than those fringe benefits made available to all employees on a non-discriminatory basis), from Pittsburgh Financial or such Pittsburgh Financial Subsidiary for the current fiscal year will exceed $50,000; and (ii) all written agreements currently in effect which have been provided to such employees relating to such person's employment or compensation.  There are no controversies pending or, to the Knowledge of Pittsburgh Financial, threatened between Pittsburgh Financial or any Pittsburgh Financial Subsidiary and any of its directors, officers or employees.

                                   (b)          Directors or Officers of Other Corporations.  No director, officer, or employee of Pittsburgh Financial or any Pittsburgh Financial Subsidiary serves, or in the past five years has served, as a director or officer of any other corporation or entity (other than of a Pittsburgh Financial Subsidiary) on behalf of or as a designee of Pittsburgh Financial or any Pittsburgh Financial Subsidiary.

                                   (c)          Employee Benefits.  Section 3.14(c) of the Pittsburgh Financial Disclosure Schedule lists (a) each pension plan, profit sharing plan, group or individual health, dental, medical or life insurance plan, employee welfare benefit plan (as such term is defined in Section 3(l) of ERISA), severance plan, bonus plan, stock option plan or other equity plan, deferred compensation plan, incentive compensation plan, or other similar plan which is or has been maintained by Pittsburgh Financial or any Pittsburgh Financial Subsidiary or its ERISA Affiliates for any of its current or former employees; and (b) each "employee benefit plan" as defined in Section 3(3) of ERISA, maintained by or on behalf of Pittsburgh Financial or any Pittsburgh Financial Subsidiary or its ERISA Affiliates (including any plans which are "multiemployer plans" under Section 3(37)(A) of ERISA ("Multiemployer Plans") and any defined benefit plan (as defined in Section 3(35) of ERISA) terminated within the five plan-years

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ending immediately before the Closing) which covers or covered any employees of Pittsburgh Financial or any Pittsburgh Financial Subsidiary or its ERISA Affiliates (each a "Plan").  Copies of all Plans, summary Plan descriptions, actuarial reports, valuations, annual reports (and attachments thereto) on Form 5500, 5500-C or 5500-R, as the case may be (if required pursuant to ERISA), with respect to the Plans, IRS determination letters and any other related documents have been provided by Pittsburgh Financial to First Commonwealth.  With respect to each Plan, no litigation or administrative or other proceeding is pending or, to the Knowledge of Pittsburgh Financial, threatened, except for claims for benefits in the ordinary course of operations of the Plan.  All the Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.  Each Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date. Neither the Plan nor any trustee, administrator or fiduciary thereof has at any time been involved in any transaction relating to the Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code, unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor.  Each Plan has been administered in compliance in all material respects with applicable law and the terms of such Plan. No Post-Termination Payment will be nondeductible under Section 280G of the Internal Revenue Code or result in any excise tax payment liability under Section 4999 of the Internal Revenue Code. At no time has Pittsburgh Financial or any ERISA Affiliate been obligated to contribute to any Multiemployer Plan.  Each Plan that is subject to the provisions of Title IV of ERISA is referred to herein as a "Pension Plan."  As of the most recent valuation date for each Pension Plan, the fair market value of the assets of each Pension Plan (including for these purposes any accrued but unpaid contributions) exceeded the present value of all benefit liabilities, as defined in ERISA Section 4001(a)(16), under each Pension Plan determined on a termination basis using the assumptions that would be applied by the PBGC for a plan terminating as of the date of this Agreement.  No "accumulated funding deficiency" (as defined in Code Section 412), has been incurred with respect to any Pension Plan whether or not waived.  Quarterly contributions under Code Section 412(m) have been made as required for each Pension Plan and no notice to the PBGC has been required under Code Section 412(n).  No "reportable event" (as defined in ERISA Section 4043), and no event described in ERISA Section 4062, 4063 or 4041 has occurred in connection with any Pension Plan, other than a "reportable event" for which the 30-day advance notice requirement has been waived under regulations published by the PBGC.  No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan under ERISA Section 4042.  Neither Pittsburgh Financial nor any ERISA Affiliate has incurred any liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

                                   (d)          Labor Relations.  Neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary has been a party to any collective bargaining agreement or agreement of

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any kind with any union or labor organization with respect to its employees and none of its employees is represented by a labor union.  Pittsburgh Financial and each Pittsburgh Financial Subsidiary has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees.  There are no unfair labor practice charges pending or, to the Knowledge of Pittsburgh Financial, threatened against Pittsburgh Financial or any Pittsburgh Financial Subsidiary.

          3.15         Certain Agreements.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, officer or director of Pittsburgh Financial or any Pittsburgh Financial Subsidiary under any Plan, agreement or otherwise, including payments that would become due as a result of such transactions upon termination of employment following such transactions, other than payments of the merger consideration, (ii) increase any benefits otherwise payable to any of their employees, officers or directors under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          3.16         Capitalization of Pittsburgh Financial.  The authorized capital stock of Pittsburgh Financial consists of 10,000,000 shares of Pittsburgh Financial Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this Agreement, 1,424,881 shares of Pittsburgh Financial Common Stock were issued and outstanding, 757,244 shares of Pittsburgh Financial Common Stock were held by Pittsburgh Financial as treasury stock and no shares of preferred stock were issued and outstanding. All of the outstanding Pittsburgh Financial Common Stock is validly issued, fully paid and nonassessable and has not been issued in violation of any preemptive rights of any Pittsburgh Financial shareholder. Section 3.16 of the Pittsburgh Financial Disclosure contains a complete list of all outstanding options, warrants, rights, and outstanding securities or other obligations which are convertible into, or which would entitled the holder, upon exercise thereof, to be issued shares of Pittsburgh Financial Common Stock or any other equity or debt security of Pittsburgh Financial, whether or not exercisable.

          3.17         Capitalization of BankPittsburgh.  The authorized capital stock of BankPittsburgh consists of 100 shares of common stock having a par value of $0.01 per share (the "Bank Common Stock") and 100 shares of preferred stock having no par value. As of the date of this Agreement, 100 shares of Bank Common Stock were issued and outstanding, no shares of Bank Common Stock were held by BankPittsburgh as treasury stock and no shares of preferred stock were issued and outstanding. All of the outstanding Bank Common Stock is held beneficially and of record by Pittsburgh Financial, free and clear of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever. All of the outstanding Bank Common Stock is validly issued, fully-paid and nonassessable and has not been issued in violation of any preemptive rights of any shareholder of BankPittsburgh. There are no outstanding securities or other obligations which are convertible into Bank Common Stock or into any other equity or debt security of BankPittsburgh, and there are no outstanding options, warrants, rights, scrip, rights to subscribe to, calls or other commitments of any nature which would entitle the holder, upon exercise thereof, to be issued Bank Common Stock or any other equity or debt security of BankPittsburgh.

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          3.18         Pittsburgh Financial Subsidiaries.

                                   (a)          Section 3.18 of the Pittsburgh Financial Disclosure Schedule sets forth each Pittsburgh Financial Subsidiary and the jurisdiction in which each is formed.  Each Pittsburgh Financial Subsidiary is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is formed and is qualified or otherwise authorized to transact business as a foreign corporation or other entity in all jurisdictions in which such qualification or authorization is required by law and where the failure to so qualify would individually or in the aggregate have a Material Adverse Effect on Pittsburgh Financial and the Pittsburgh Financial Subsidiaries taken as a whole.  All issued and outstanding shares or other equity interests of each Pittsburgh Financial Subsidiary are owned directly or indirectly by Pittsburgh Financial as set forth on Section 3.18 of the Pittsburgh Financial Disclosure Schedule, free and clear of any charges, liens, encumbrances, security interests or adverse claims.

                                   (b)          There are no subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements obligating Pittsburgh Financial or any Pittsburgh Financial Subsidiary to issue, transfer, sell, repurchase or redeem, or cause to be issued, transferred, sold, repurchased or redeemed, shares of the capital stock or other securities of any Pittsburgh Financial Subsidiary or obligating Pittsburgh Financial or any Pittsburgh Financial Subsidiary to vote the capital stock of any Pittsburgh Financial Subsidiary in a particular manner or entitling any other party to vote the capital stock of any Pittsburgh Financial Subsidiary.

                                   (c)          Except for the stock or other interests in the Pittsburgh Financial Subsidiaries, neither Pittsburgh Financial nor any Pittsburgh Financial Subsidiary owns any stock or other equity interest in any other Person, except in a fiduciary capacity.

          3.19         Allowance for Loan Losses.  The allowance for loan losses shown on the Pittsburgh Financial's consolidated financial statements is (with respect to periods ended on or before June 30, 2003) or will be (with respect to periods ending subsequent to June 30, 2003), in the reasonable opinion of management of Pittsburgh Financial, adequate in all material respects as of the dates thereof under the requirements of GAAP. Section 3.18 of the Pittsburgh Financial Disclosure Schedule lists, as of the date thereof, each loan of BankPittsburgh which has been criticized or classified by Pittsburgh Financial or bank examiners representing any Regulatory Authority as "Substandard," "Doubtful" or "Loss" or as a "Potential Problem Loan."

          3.20         Absence of Brokers.  Other than Sandler O'Neill & Partners, L.P., no broker or finder has acted on behalf of Pittsburgh Financial in connection with this Agreement or the transactions contemplated hereby.

          3.21         Representations and Warranties.  No representation or warranty contained in this Article 3 or in any other written instrument, document or agreement delivered by Pittsburgh Financial or any Pittsburgh Financial Subsidiary to First Commonwealth or any First Commonwealth Subsidiary pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements made herein or therein not misleading.

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ARTICLE 4

COVENANTS OF FIRST COMMONWEALTH

          4.1          Regulatory Approvals.  Within sixty (60) daysafter execution of this Agreement, First Commonwealth, in cooperation with Pittsburgh Financial, shall file all necessary applications with the appropriate government Regulatory Authorities in order to obtain the Government Approvals and shall take such other actions as may be reasonably required to consummate the transactions contemplated in this Agreement and the Plans of Merger with reasonable promptness.  First Commonwealth shall pay all fees and expenses arising in connection with such applications for regulatory approval. Counsel to Pittsburgh Financial shall be provided with a draft of all Regulatory Applications, other than the confidential portions of the Regulatory Applications, prior to their submission and shall have a reasonable opportunity to review and comment on such applications and with respect to all correspondence with Regulatory Authorities.  First Commonwealth agrees to provide the appropriate Regulatory Authorities with the information required by such authorities in connection with First Commonwealth's applications for regulatory approval and First Commonwealth agrees to use reasonable commercial efforts to obtain such regulatory approvals, and any other approvals and consents as may be required for the Closing, as promptly as practicable; provided, however, that nothing in this Section 4.1 shall be construed to obligate First Commonwealth to take any action to meet any condition required to obtain prior regulatory approval if any such condition materially differs from conditions customarily imposed by such Regulatory Authorities in orders approving acquisitions of the type contemplated by this Agreement, constitutes a significant impediment upon First Commonwealth's ability to carry on its business or acquisition programs (as may be determined in the sole discretion of First Commonwealth) or requires First Commonwealth to increase FCB's capital ratios to amounts in excess of the FDIC's minimum capital ratio guidelines which may be in effect from time to time.

          4.2          Preparation of Registration Statement.  First Commonwealth, in cooperation with Pittsburgh Financial, shall prepare and file with the SEC a Registration Statement on Form S-4 with respect to the shares of First Commonwealth Common Stock to be issued in the Merger ("Registration Statement"). The Registration Statement shall contain a Proxy Statement/ Prospectus which shall serve as the proxy statement of Pittsburgh Financial for the Pittsburgh Financial Shareholders' Meeting and as the prospectus of First Commonwealth for the shares of First Commonwealth Common Stock to be issued in the Merger.  First Commonwealth shall use reasonable commercial efforts to cause the Registration Statement to become effective.

          4.3          Registration Statement Effectiveness.  First Commonwealth will advise Pittsburgh Financial, promptly after First Commonwealth receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the First Commonwealth Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

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          4.4          Employees and Employee Benefits.

                                   (a)          Upon consummation of the Merger and the Bank Merger, all employees of Pittsburgh Financial and BankPittsburgh shall be deemed to be at-will employees of First Commonwealth and FCB, respectively, and all employees of Pinnacle shall continue to be at-will employees of Pinnacle, except for those employees, if any, who are parties to a written employment agreement.

                                   (b)          At the discretion of First Commonwealth, as of the Effective Time, and subject to Sections 4.4(d), (e) and (f) hereof, all employee benefit plans (within the meaning of Section 3(3) of ERISA) sponsored or maintained by Pittsburgh Financial and BankPittsburgh shall be terminated. Employees of Pittsburgh Financial, BankPittsburgh and/or Pinnacle who continue as employees of First Commonwealth, FCB and/or Pinnacle ("Continuing Employees") shall be entitled to participate on an equitable basis in the same benefit plans, programs or policies as are generally available to employees of First Commonwealth or FCB, as the case may be, of similar rank and status. For purposes of eligibility, vesting, benefit accrual (but not for accrual of pension benefits) and determination of the level of benefits under any employee benefit plans, arrangements or policies (including but not limited to severance, vacation, sick and other leave policies) maintained by First Commonwealth or FCB, employees of Pittsburgh Financial, BankPittsburgh and/or Pinnacle who continue as employees of First Commonwealth, FCB and/or Pinnacle, as the case may be, will be credited with prior years of service with Pittsburgh Financial, BankPittsburgh and Pinnacle, and there shall be no exclusion from coverage under First Commonwealth's and FCB's health insurance plan as a result of pre-existing conditions to the extent such conditions were covered under any health insurance plan maintained by Pittsburgh Financial, BankPittsburgh and/or Pinnacle prior to the Effective Time.

                                   (c)          No Continuing Employee shall be subject to any waiting period under any welfare benefit plan of First Commonwealth or FCB, as applicable, to the extent that such period is longer than the period, if any, to which such Continuing Employee was subject under the applicable welfare benefit plan of Pittsburgh Financial, BankPittsburgh and/or Pinnacle. Continuing Employees shall not be subject to any waiting period under a welfare benefit plan of First Commonwealth or FCB if the applicable waiting period under the corresponding Pittsburgh Financial or BankPittsburgh plan had been satisfied as of the Effective Time. To the extent that the initial period of coverage for Continuing Employees under any plan of First Commonwealth or FCB, whichever is applicable, that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full twelve (12) month period of coverage, Continuing Employees shall be given full credit under the applicable welfare plan for any deductibles and co-insurance payments made by such Continuing Employees under the corresponding welfare plan of Pittsburgh Financial, BankPittsburgh and/or Pinnacle during the balance of such twelve (12) month period of coverage. Nothing contained herein shall obligate First Commonwealth or FCB to provide or cause to be provided any duplicative benefits. Nothing herein shall alter the power of First Commonwealth or FCB to amend or terminate any of its benefit or welfare plans. Moreover, this Section 4.4(c) shall not constitute a contract of employment or create any rights to be retained in employment at First Commonwealth or FCB.

                                   (d)          The Pittsburgh Financial Employee Stock Ownership Plan ("ESOP") shall be terminated as of the Effective Time.  The Board of Directors of Pittsburgh

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Financial shall use reasonable commercial efforts to cause the trustees of the ESOP, to the extent consistent with the fiduciary duties of the trustees under ERISA, to make such elections under Article 1 of this Agreement with respect to unallocated shares of Pittsburgh Financial Common Stock held by the ESOP as are necessary to obtain a sufficient amount of cash to repay in full the then outstanding ESOP indebtedness.  The Merger consideration received by the ESOP trustees with respect to the unallocated shares of Pittsburgh Financial Common Stock held by the ESOP shall be first applied by the ESOP trustees to the full repayment of the ESOP loan.  The remaining shares of First Commonwealth Common Stock and cash received by the ESOP shall be allocated to the ESOP participants in accordance with the terms of the ESOP and applicable laws and regulations as soon as practicable after the Effective Time.  In connection with the termination of the ESOP, Pittsburgh Financial shall promptly apply to the IRS for a favorable determination letter on the tax-qualified status of the ESOP on termination and any amendments made to the ESOP in connection with its termination or otherwise, if such amendments have not previously received a favorable determination letter from the IRS with respect to their qualification under Code Section 401(a).  Any amendments to the ESOP requested by the IRS prior to the Effective Time shall be adopted by Pittsburgh Financial and BankPittsburgh, and any amendments requested by the IRS after the Effective Time shall be promptly adopted by First Commonwealth and FCB.  Any and all distributions from the ESOP after its termination shall be made consistent with the aforementioned determination letter from the IRS.  Prior to the Effective Time, Pittsburgh Financial and BankPittsburgh shall make contributions to, and payments on the loan of, the ESOP consistent with past practices on regularly scheduled payment dates.

                                   (e)          Prior to the Effective Time, the Board of Directors of Pittsburgh Financial shall take all necessary action to cause the Pittsburgh Financial 401(k) Plan (the "401(k) Plan") to be terminated immediately prior to the Effective Time. As soon as practicable after the date hereof, Pittsburgh Financial shall file or cause to be filed all necessary documents with the IRS for a determination that the termination of the 401(k) Plan will not affect its qualified status. As soon as practicable after receipt of the favorable determination letter for termination from the IRS, the account balances in the 401(k) Plan shall be distributed to participants and beneficiaries in accordance with applicable law and the 401(k) Plan documents. From the date hereof through the Closing Date, Pittsburgh Financial shall be permitted to make contributions to the 401(k) Plan on a periodic monthly basis, consistent with past practices. Participants in the 401(k) Plan who become employees of First Commonwealth will be permitted, subject to the terms of the First Commonwealth 401(k) Plan, to transfer their accounts in the 401(k) Plan to the First Commonwealth 401(k) Plan in a direct rollover distribution.

                                   (f)          Prior to the Effective Time, in accordance with the relevant plan documents and applicable law, the Board of Directors of Pittsburgh Financial, in consultation with First Commonwealth and its legal counsel, shall take all necessary action to cause the Pittsburgh Financial Pension Plan to be terminated in accordance with its terms and the assets thereof will be disposed of pursuant to the terms of such Plan and applicable law as soon as possible thereafter.

                                   (g)          First Commonwealth agrees to honor the terms of the Pittsburgh Financial severance, employment and deferred compensation agreements, as well as the Group Term Carve-Out Plan and the Director Split Dollar Agreement set forth in the Pittsburgh

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Financial Disclosure Schedule (collectively referred to as the "Post-Termination Payments"). Without limiting the foregoing, First Commonwealth agrees to use reasonable efforts for a period of one year after the Effective Time to find a position for Messrs. Dillen, Maxcy, Kirk and Winters within the First Commonwealth (or FCB) organization that is mutually agreeable to First Commonwealth and such individual. First Commonwealth and FCB acknowledge and agree that the consummation of the Merger shall constitute a "Change in Control" of Pittsburgh Financial for purposes of each of the severance, employment, deferred compensation and SERP agreements (as defined below), as well as the Group Term Carve-Out Plan and the Director Split Dollar Agreement, set forth in the Pittsburgh Financial Disclosure Schedule.  First Commonwealth and FCB further acknowledge and agree that each of the officers covered by employment agreements with Pittsburgh Financial and BankPittsburgh would be entitled to terminate their employment for "Good Reason" as defined in the employment agreements upon consummation of the Merger, and that none of the payments to such officers shall be subject to mitigation under the terms of those agreements. In the event that the employment of Mr. Dillen, Mr. Maxcy, Mr. Kirk or Mr. Winters is terminated by First Commonwealth, FCB or the officer as of the Effective Time or within one year thereafter, such officer shall be entitled to receive from First Commonwealth and FCB cash severance and fringe benefits under Section 5(c) of the employment agreement as if the remaining term of employment was 36 months (24 months for Mr. Winters), subject to the limit in Section 6 of the employment agreement.  If the employment of Mr. Dillen, Mr. Maxcy, Mr. Kirk or Mr. Winters is terminated by First Commonwealth, FCB or the officer subsequent to the one-year anniversary of the Effective Time, the amount of cash severance and fringe benefits that the officer shall be entitled to receive from First Commonwealth and FCB shall be reduced by one week for each full week that he was employed by First Commonwealth and its Subsidiaries following the one-year anniversary of the Effective Time. First Commonwealth and FCB agree not to amend or terminate the Group Term Carve-Out Plan or the Director Split Dollar Agreement at or after the Effective Time in any manner that would be adverse to the participants in such plans unless required to comply with applicable laws.

                                   (h)          It is the intention of First Commonwealth and FCB that each employee of Pittsburgh Financial and BankPittsburgh at the Effective Time will continue as an employee of First Commonwealth or FCB, as the case may be, following the Effective Time.  Any employee of Pittsburgh Financial or any of its Subsidiaries whose employment is actually terminated within one year after the Effective Time for other than cause by First Commonwealth or its Subsidiaries at or following the Effective Time, other than the employees entitled to severance or other termination benefits pursuant to existing employment agreements, change in control agreements or severance agreements, or whose primary location of employment after the Effective Time would be more than 25 miles from their primary employment location as of the Effective Time, shall receive, upon termination of employment, a severance payment from First Commonwealth or its Subsidiaries based on the terms of the general severance policy covering the employees of First Commonwealth and the First Commonwealth Subsidiaries.

                                   (i)          Section 4.4(i) of the Pittsburgh Financial Disclosure Schedule sets forth the accrued but unpaid vacation pay for employees of Pittsburgh Financial and its Subsidiaries as of June 30, 2003.  If the employment of any employee of Pittsburgh Financial or any of its Subsidiaries identified on Section 4.4(i) of the Pittsburgh Financial Disclosure Schedule is terminated within twelve (12) months following the Effective Time, then any

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vacation pay accrued and expensed based on such employee's employment prior to the Effective Time shall be paid to the employee to the extent not used prior to the termination of employment.

                                   (j)          Notwithstanding any other provision of this Section 4.4, the parties agree that the vesting of benefits under the supplemental executive retirement plan ("SERP") agreements shall be suspended as of the Effective Time.  First Commonwealth and FCB agree that each of the officers who has a SERP agreement shall be entitled to receive SERP benefits upon termination of his employment based upon the second amount shown under the heading "Change in Control Annual Benefit" in Schedule A of his SERP agreement, subject to the limit in Section 5.1 of the SERP agreements.  First Commonwealth and FCB shall pay the SERP benefits in a single lump sum, with the lump sum discounted to present value using the IRS discount rates for the month in which the Effective Time occurs.  The amount of the SERP benefits for each officer is set forth in Section 4.4(h) of the Pittsburgh Financial Disclosure Schedule.

          4.5          Reasonable Efforts to Close.  Subject to the terms and conditions of this Agreement, First Commonwealth agrees to use reasonable commercial efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to satisfy the conditions to closing contained herein and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable commercial efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Agreement. First Commonwealth shall use, and shall cause each of its Subsidiaries to use, reasonable commercial efforts to obtain consents of all third parties and Regulatory Authorities necessary or desirable for the consummation of each of the transactions contemplated by this Agreement.

          4.6          Access.  Upon notice of at least 48 hours, subject to the terms of the Confidentiality and Non-Disclosure Agreement dated July 18, 2003 between First Commonwealth and Pittsburgh Financial, First Commonwealth shall afford Pittsburgh Financial and its representatives reasonable access, during normal business hours throughout the period up to the Effective Time, to all of the properties, books and records of First Commonwealth and FCB.

          4.7          NYSE.  First Commonwealth shall use reasonable commercial efforts to have the shares of First Commonwealth Common Stock which are to be issued in exchange for the Stock Election Shares approved for listing on the NYSE.

          4.8          Updating of Representations. At all times to and including, and as of, the Closing, First Commonwealth shall inform Pittsburgh Financial in writing of any and all facts necessary to amend or supplement the representations and warranties made herein so that the representations and warranties remain true and correct in all respects; provided, however, that before such amendment, supplement or update may be deemed to be a part of this Agreement, Pittsburgh Financial shall have agreed in writing to each amendment, supplement or update made subsequent to the date of this Agreement as an amendment to this Agreement.

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          4.9          Indemnification.  From and after the Effective Time, First Commonwealth shall indemnify and hold harmless each present and former director, officer and employee of Pittsburgh Financial and BankPittsburgh determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (collectively, "Claims"), to the fullest extent to which such Indemnified Parties were entitled under Pennsylvania law, the Articles of Incorporation, Charter and Bylaws of Pittsburgh Financial and BankPittsburgh as in effect on the date hereof, provided, however, that all rights to indemnification in respect to any claim asserted or made within such period shall continue until the final disposition of such claim.

          Any Indemnified Party wishing to claim indemnification under this Section 4.9, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify First Commonwealth, but the failure to so notify shall not relieve First Commonwealth of any liability it may have to such Indemnified Party if such failure does not materially prejudice First Commonwealth.  In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) First Commonwealth shall have the right to assume the defense thereof and First Commonwealth shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if First Commonwealth elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between First Commonwealth and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to First Commonwealth, and First Commonwealth shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) First Commonwealth shall not be liable for any settlement effected without its prior written consent, which consent shall not be withheld unreasonably.

          In the event that First Commonwealth or any of its respective successors or assigns transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 4.9.

          4.10         Insurance.  First Commonwealth shall maintain a directors' and officers' liability insurance policy covering the Indemnified Parties' Costs in connection with any Claims for a period of three (3) years after the Effective Time at annual premiums no greater than 150% of the annual premium of the directors' and officers' liability insurance maintained by Pittsburgh Financial and BankPittsburgh as of the date hereof.  With the prior written consent of First Commonwealth, such insurance policy may be acquired by Pittsburgh Financial prior to the Effective Time.

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ARTICLE 5

COVENANTS OF PITTSBURGH FINANCIAL

          5.1          Shareholders' Meeting.  Pittsburgh Financial shall call a special meeting of the Pittsburgh Financial Shareholders to be held as soon as practicable after the effectiveness of the Registration Statement for purposes of voting upon the transactions contemplated hereby and Pittsburgh Financial shall use reasonable commercial efforts to solicit and obtain the votes of the Pittsburgh Financial Shareholders in favor of the transactions contemplated hereby and, subject to the provisions of Section 5.4, the Board of Directors of Pittsburgh Financial shall recommend approval of such transactions by such holders. In connection with the Pittsburgh Financial Shareholders' Meeting, First Commonwealth and Pittsburgh Financial shall cooperate in the preparation of the Proxy Statement/Prospectus and, with the approval of each of First Commonwealth and Pittsburgh Financial, which approvals will not be unreasonably withheld, the Proxy Statement/Prospectus will be mailed to the Pittsburgh Financial Shareholders.

          5.2          Conduct of Business -- Affirmative Covenants.  Unless the prior written consent of First Commonwealth shall have been obtained, and, except as otherwise contemplated herein:

                                   (a)          Pittsburgh Financial and each Pittsburgh Financial Subsidiary shall:

                                                 (i)       Operate its business only in the Ordinary Course of Business;

                                                 (ii)      Use reasonable commercial efforts to preserve intact its business organizations and assets and to maintain its rights and franchises;

                                                 (iii)     Take no action, unless otherwise required by law, rule or regulation, that would (A) materially adversely affect the ability of any of them or First Commonwealth to obtain any necessary approvals of Regulatory Authorities required to consummate the transactions contemplated by this Agreement, or (B) adversely affect the ability of such Party to perform its covenants and agreements under this Agreement;

                                                 (iv)      Except as they may terminate in accordance with their terms, keep in full force and effect, and not default in any of their obligations under, all Material Contracts;

                                                 (v)       Keep in full force and effect insurance coverage with responsible insurance carriers which is reasonably adequate in coverage and amount for companies the size of the Pittsburgh Financial, or any Pittsburgh Financial Subsidiary and for the businesses and properties owned by each and in which each is engaged, to the extent that such insurance is reasonably available;

                                                 (vi)      Use commercially reasonable efforts to retain the customer base of Pittsburgh Financial and each Pittsburgh Financial Subsidiary and to facilitate the retention of such customers after the Effective Time; and

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                                                 (vii)     Maintain, renew, keep in full force and effect, and preserve its business organization and material rights and franchises, permits and licenses, and to use reasonable commercial efforts to maintain positive relations with its present employees so that such employees will continue to perform effectively and will be available to Pittsburgh Financial and the Pittsburgh Financial Subsidiaries or First Commonwealth and the First Commonwealth Subsidiaries at and after the Effective Time, and to use reasonable commercial efforts to maintain its existing, or substantially equivalent, credit arrangements with banks and other financial institutions and to assure the continuance of the customer relationships of Pittsburgh Financial and each Pittsburgh Financial Subsidiary.

                                   (b)          Pittsburgh Financial agrees to use reasonable commercial efforts to assist First Commonwealth in obtaining the Government Approvals necessary to complete the transactions contemplated hereby, and Pittsburgh Financial shall provide to First Commonwealth or to the appropriate governmental authorities all information reasonably required to be submitted in connection with obtaining such approvals;

                                   (c)          Each of Pittsburgh Financial and the Pittsburgh Financial Subsidiaries, at its own cost and expense, shall use reasonable commercial efforts to secure all consents and releases, if any, of third parties necessary or desirable with respect to Pittsburgh Financial or such Pittsburgh Financial Subsidiary for the consummation of the transactions contemplated by this Agreement and shall comply with all applicable laws, regulations and rulings in connection with this Agreement and the consummation of the transactions contemplated hereby;

                                   (d)          At all times to and including, and as of, the Closing, Pittsburgh Financial shall inform First Commonwealth in writing of any and all facts necessary to amend or supplement the representations and warranties made herein and the Pittsburgh Financial Disclosure Schedules attached hereto as necessary so that the representations and warranties and information provided in the schedules remain true and correct in all respects; provided, however, that any such updates to the Pittsburgh Financial Disclosure Schedules shall be required prior to the Closing only with respect to matters which represent material changes to the Pittsburgh Financial Disclosure Schedules and the information contained therein; and provided further, that before such amendment, supplement or update may be deemed to be a part of this Agreement, First Commonwealth shall have agreed in writing to each amendment, supplement or update to the Pittsburgh Financial Disclosure Schedules made subsequent to the date of this Agreement as an amendment to this Agreement;

                                   (e)          Between the date of this Agreement and the Closing Date, (i) Pittsburgh Financial shall afford First Commonwealth and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, contracts, documents, loan files and other information of, or relating to Pittsburgh Financial and the Pittsburgh Financial Subsidiaries. Pittsburgh Financial shall provide reasonable assistance to First Commonwealth in its investigation of matters relating to Pittsburgh Financial and the Pittsburgh Financial Subsidiaries; and (ii) subject to the provisions of applicable law and regulation, Pittsburgh Financial shall furnish promptly to First Commonwealth (A) a copy of each material report, schedule and other document filed by Pittsburgh Financial and the Pittsburgh Financial Subsidiaries with any Regulatory Authority and

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(B) all other information concerning the business, interest rate risk, properties and personnel of Pittsburgh Financial and the Pittsburgh Financial Subsidiaries as First Commonwealth may reasonably request (other than documents or other materials relating to the transaction contemplated herein), provided that no investigation pursuant to this Section 5.2 shall affect or be deemed to modify or waive any representation or warranty made by Pittsburgh Financial in this Agreement or the conditions to the obligations of Pittsburgh Financial to consummate the transactions contemplated by this Agreement;

                                   (f)          Pittsburgh Financial has taken or will take all steps necessary to exempt the transactions contemplated by this Agreement from any applicable state takeover or similar law or takeover or similar provision in the charter documents or bylaws of Pittsburgh Financial and the Pittsburgh Financial Subsidiaries, including without limitation any provisions of the Articles of Incorporation of Pittsburgh Financial restricting the ownership or acquisition of Pittsburgh Financial's capital stock or imposing any "fair price" or supermajority director or stockholder vote requirements; and

                                   (g)          Subject to the terms and conditions of this Agreement, Pittsburgh Financial agrees to use reasonable commercial efforts and to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining or other order adversely affecting the ability of the Parties to consummate the transaction contemplated by this Agreement.

          5.3          Conduct of Business -- Negative Covenants.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Pittsburgh Financial covenants and agrees it will neither do, nor agree or commit to do, nor permit any Pittsburgh Financial Subsidiary to do or commit or agree to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of First Commonwealth:

                                   (a)          Except as expressly contemplated by this Agreement or the Plans of Merger, amend its Articles of Incorporation or Bylaws; or

                                   (b)          (i) Repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares of its capital stock or other equity securities or any securities or instruments convertible into any shares of its capital stock, or any rights or options to acquire any shares of its capital stock or other equity securities; or (ii) split or otherwise subdivide its capital stock; or (iii) recapitalize in any way; or (iv) declare a stock dividend on the Pittsburgh Financial Common Stock; or (v) pay or declare a cash dividend or make or declare any other type of distribution on the Pittsburgh Financial Common Stock (except that Pittsburgh Financial may pay the regular quarterly cash dividend in an amount consistent with past practice and not exceeding $0.095 per share); or

                                   (c)          Acquire direct or indirect control over any corporation, association, firm, organization or other entity, other than in connection with (i) internal reorganizations or consolidations involving existing Pittsburgh Financial Subsidiaries, (ii) foreclosures in the

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Ordinary Course of Business and not knowingly exposing it to liability by reason of Hazardous Materials, or (iii) acquisitions of control in its fiduciary capacity; or

                                   (d)          Except in connection with the exercise of the Pittsburgh Financial Options listed on the Pittsburgh Financial Disclosure Schedule or as expressly permitted by this Agreement or the Plans of Merger, (i) issue, sell, agree to sell, or otherwise dispose of or otherwise permit to become outstanding any additional shares of Pittsburgh Financial Common Stock or any other capital stock of Pittsburgh Financial or of any Pittsburgh Financial Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, call, scrip, or other right to acquire any such stock, or any security convertible into any such stock, or (ii) sell, agree to sell, or otherwise dispose of any substantial part of the assets or earning power of Pittsburgh Financial or of any Pittsburgh Financial Subsidiary; or (iii) sell, agree to sell, or otherwise dispose of any asset of Pittsburgh Financial or any Pittsburgh Financial Subsidiary other than in the Ordinary Course of Business for reasonable and adequate consideration; or (iv) buy, agree to buy or otherwise acquire a substantial part of the assets or earning power of any other Person or entity; or

                                   (e)          Incur, or permit any Pittsburgh Financial Subsidiary to incur, any additional debt obligation or other obligation for borrowed money except in the Ordinary Course of Business; or

                                   (f)          Grant any increase in compensation or benefits to any of its employees or officers except for routine annual salary increases not to exceed 4% of such employee's or officer's annual salary for the current fiscal year; pay any bonus; enter into any severance agreements with any of its officers or employees; grant any increase in fees or other increases in compensation or other benefits to any director of Pittsburgh Financial or of any Pittsburgh Financial Subsidiary; or effect any change in retirement benefits for any class of its employees or officers, unless such change is required by applicable law; or

                                   (g)          Hire a new employee with an annual compensation in excess of Fifty Thousand Dollars ($50,000), amend any existing employment contract between it and any person (unless such amendment is required by law); enter into or amend any indemnification agreement with any person; or enter into any new employment contract with any person that Pittsburgh Financial or any Pittsburgh Financial Subsidiary (or its successors) does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; or

                                   (h)          Adopt any new employee benefit plan or terminate or make any material change in or to any existing employee benefit plan other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax-qualified status of any such plan; or

                                   (i)          Enter into any new service contracts with an annual expense in excess of Fifteen Thousand Dollars ($15,000), other than contracts contemplated by this Agreement, purchase or sale agreements or lease agreements that are material to Pittsburgh Financial or any Pittsburgh Financial Subsidiary; or

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                                   (j)          Make any capital expenditure except for ordinary purchases, repairs, renewals or replacements in an amount less than Fifteen Thousand Dollars ($15,000) per individual expenditure; or

                                   (k)          Other than in the Ordinary Course of Business, sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any person, except pursuant to contracts or agreements in force at the date of this Agreement; or

                                   (l)          Other than as contemplated by this Agreement, enter into, renew, amend or terminate any Material Contract or material lease of real or personal property; or

                                   (m)          Settle any claim, action or proceeding involving any liability of Pittsburgh Financial or any Pittsburgh Financial Subsidiaries for money damages in excess of Twenty-Five Thousand Dollars ($25,000) or agree in connection with any such settlement to material restrictions upon the operations of Pittsburgh Financial or any Pittsburgh Financial Subsidiaries; or

                                   (n)          Change its method of accounting in effect at September 30, 2002, except as required by changes in GAAP as recommended or approved by Pittsburgh Financial's independent auditors or as required by regulatory accounting principles or regulatory requirements; or

                                   (o)          Enter into any new activities or lines of business, or cease to conduct any material activities or lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice; or

                                   (p)          Make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in the Ordinary Course of Business consistent with past practices, and in individual loan amounts of less than Five Hundred Thousand Dollars ($500,000) or aggregate amounts of less than One Million Dollars ($1,000,000), as determined under applicable regulatory loan to one borrower requirements; or

                                   (q)          Enter into, renew or purchase any investments in derivatives contracts; or engage in any forward commitment, futures transaction, financial option transaction, hedging or arbitrage transaction or covered asset trading activities; or

                                   (r)          Purchase any investment securities or make any deposits other than in the Ordinary Course of Business; or

                                   (s)          Enter into any material transactions other than in the Ordinary Course of Business; or

                                   (t)          Grant or commit to grant any new extension of credit to any officer, director or holder of two percent (2%) or more of the outstanding Pittsburgh Financial Common Stock, or to any corporation, partnership, trust or other entity controlled by any such person, if such extension of credit, together with all other credits then outstanding to the same

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borrower and all affiliated persons of such borrower, would exceed two percent (2%) of the capital of BankPittsburgh or amend the terms of any such credit outstanding on the date hereof; or grant or commit to grant any new extension of credit to any employee at below market interest rates; or

                                   (u)          Sell, purchase, enter into a material lease, relocate, open or close any office, or file an application pertaining to such action with any government entity; or

                                   (v)          Settle or compromise any material tax liability or agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, except in the Ordinary Course of Business; or

                                   (w)          Agree in writing or otherwise to take any of the foregoing actions.

          5.4          Acquisition Proposals.  From the date hereof until the Closing or the termination hereof, Pittsburgh Financial shall not, nor shall Pittsburgh Financial authorize or permit any officers, directors, employees, representatives or other agents of Pittsburgh Financial or any Pittsburgh Financial Subsidiary to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Acquisition Proposal or (ii) engage in negotiations with, or disclose any nonpublic information relating to Pittsburgh Financial or any Pittsburgh Financial Subsidiary or afford access to the properties, books or records of Pittsburgh Financial or any Pittsburgh Financial Subsidiary to, any Person that may be considering making, or has made, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Pittsburgh Financial or the Board of Directors of Pittsburgh Financial at any time prior to the  consummation of the Merger from:

                                   (a)          furnishing nonpublic information to, or affording access to the properties, books or records of Pittsburgh Financial or any Pittsburgh Financial Subsidiary to, or entering into negotiations with, any Person in connection with an unsolicited Acquisition Proposal by such Person, if (a) Pittsburgh Financial's Board of Directors determines in good faith that such action is necessary to comply with their fiduciary duties to the shareholders of Pittsburgh Financial under applicable law; (b) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, Pittsburgh Financial's Board of Directors receives from such Person an executed confidentiality agreement with customary terms and (c) Pittsburgh Financial's Board of Directors concludes in the exercise of its fiduciary duties that the Acquisition Proposal is a Superior Proposal;

                                   (b)          taking and disclosing to Pittsburgh Financial's shareholders any position, and making any related filings with the SEC, as required by Rules 14e-2 and 14d-9 under the Exchange Act, with respect to any Alternative Transaction that is a tender offer; provided, that Pittsburgh Financial's Board of Directors shall not recommend that the shareholders of Pittsburgh Financial tender their shares of Pittsburgh Financial Common Stock in connection with any such tender offer unless the Board shall have determined in good faith that such action is necessary to comply with its fiduciary duties under applicable law; or

                                   (c)          if an unsolicited Acquisition Proposal is received, informing the shareholders of Pittsburgh Financial that it no longer believes that the Merger is advisable and no

34

longer recommends approval of the Merger (a "Subsequent Determination"), approving or recommending an Alternative Transaction based on that unsolicited Acquisition Proposal or entering into an Acquisition Agreement with respect to such an Alternative Transaction if (i) Pittsburgh Financial's Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties under applicable law and (ii) Pittsburgh Financial's Board of Directors concludes in good faith that the Acquisition Proposal is a Superior Proposal.

Pittsburgh Financial will promptly notify First Commonwealth after receipt of any Acquisition Proposal or any request for nonpublic information relating to Pittsburgh Financial or any Pittsburgh Financial Subsidiary or for access to the properties, books or records of Pittsburgh Financial or any Pittsburgh Financial Subsidiary by any Person that has made an Acquisition Proposal and will keep First Commonwealth fully informed of the status and details of any such Acquisition Proposal, indication or request.  Such written notice shall specify the material terms and conditions of the Acquisition Proposal, identify the Person making the Superior Proposal, and state whether or not the Board of Directors of Pittsburgh Financial intends to make a Subsequent Determination.  For a period of three business days following such notice, Pittsburgh Financial shall not take any action with respect to the Acquisition Proposal and shall provide an opportunity for First Commonwealth to propose such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Pittsburgh Financial to proceed with the transactions contemplated herein on such adjusted terms.

          5.5          Accruals and Reserves.  At the request of First Commonwealth, Pittsburgh Financial shall establish such additional accruals and reserves as may be necessary to conform Pittsburgh Financial's accounting and credit loss reserve practices and methods to those of First Commonwealth; provided, however, that Pittsburgh Financial shall not be required to take such action prior to the satisfaction or waiver of all conditions to Closing set forth in Article 6 (other than those conditions relating to the delivery of certificates, opinions and other instruments and documents at the Closing); provided further, however, that no such additional accruals and reserves will be required to be made more than two (2) business days prior to the Closing Date. No such additional accruals or reserves made by Pittsburgh Financial pursuant to this Section 5.5 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Pittsburgh Financial or its management with any such adjustments.

          5.6          Affiliate Agreements.  Pittsburgh Financial will use reasonable commercial efforts to cause each person who is an Affiliate of Pittsburgh Financial for purposes of Rule 145 under the Securities Act to execute and deliver to First Commonwealth on or before the mailing of the Proxy Statement/Prospectus for the Pittsburgh Financial Shareholders' Meeting an agreement in such form as First Commonwealth may reasonably request restricting the disposition of the shares of First Commonwealth Common Stock to be received by such person in exchange for such person's shares of Pittsburgh Financial Common Stock.

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ARTICLE 6

CONDITIONS TO CLOSING

          6.1          Conditions to the Obligations of Pittsburgh Financial.  Unless waived in writing by Pittsburgh Financial, all of the obligations of Pittsburgh Financial under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                                   (a)          Representations and Warranties. The representations and warranties of First Commonwealth contained in Section 3, if qualified by a reference to materiality, shall be true, and if not so qualified, shall be true in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made at the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date);

                                   (b)          Performance of Agreements and Covenants. First Commonwealth shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

                                   (c)          Documents. In addition to the other deliveries of First Commonwealth described elsewhere in this Agreement, Pittsburgh Financial shall have received the following documents and instruments:

                                                 (i)       a certificate signed by the Secretary or an assistant secretary of First Commonwealth dated as of the Closing Date certifying that:

                                                          (A)        First Commonwealth's Board of Directors has duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement (including the Holding Company Plan of Merger) and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                                          (B)        each person executing this Agreement on behalf of First Commonwealth is an officer of First Commonwealth holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                                          (C)        the charter documents of First Commonwealth attached to such certificate remain in full force and effect.

                                                 (ii)      a certificate signed by a duly authorized officer of First Commonwealth stating that the conditions set forth in Section 6.1(a) and Section 6.1(b) of this Agreement have been fulfilled; and

36

                                   (d)          Tax Opinion.  Pittsburgh Financial shall have been furnished with an opinion of counsel to First Commonwealth, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

          6.2          Conditions to the Obligations of First Commonwealth.  Unless waived in writing by First Commonwealth, all of the obligations of First Commonwealth under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions:

                                   (a)          Representations and Warranties. The representations and warranties of Pittsburgh Financial contained in Section 4, if qualified by a reference to materiality, shall be true, and if not so qualified, shall be true in all material respects, as of the date of this Agreement and as of the Effective Time with the same effect as though made at the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date);

                                   (b)          Performance of Agreements and Covenants. Pittsburgh Financial shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time;

                                   (c)          Documents. In addition to the documents described elsewhere in this Agreement, First Commonwealth shall have received the following documents and instruments:

                                                 (i)       a certificate signed by the Secretary or an assistant secretary of Pittsburgh Financial dated as of the Closing Date certifying that:

                                                          (A)        Pittsburgh Financial's Board of Directors and the Pittsburgh Financial Shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving this Agreement (including the Holding Company Plan of Merger) and authorizing the consummation of the transactions contemplated by this Agreement and certifying that such resolutions have not been amended or modified and remain in full force and effect;

                                                          (B)        each person executing this Agreement on behalf of Pittsburgh Financial is an Officer of Pittsburgh Financial, as the case may be, holding the office or offices specified therein, with full power and authority to execute this Agreement and any and all other documents in connection with the Merger, and that the signature of each person set forth on such certificate is his or her genuine signature; and

                                                          (C)        the charter documents of Pittsburgh Financial attached to such certificate remain in full force and effect; and

                                                 (ii)      a certificate signed by a duly authorized officer of Pittsburgh Financial stating that the conditions set forth in Sections 6.2(a), (b) and (d) of this Agreement have been satisfied;

37

                                   (d)          Accruals and Reserves. Pittsburgh Financial shall have established any accruals and reserves described in Section 5.5.

          6.3          Conditions to Obligations of All Parties.  The obligation of each party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

                                   (a)          No Pending or Threatened Claims. That no claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith;

                                   (b)          Government Approvals. The Parties hereto shall have received all applicable Government Approvals for the consummation of the transactions contemplated herein and all waiting periods incidental to such approvals or notices given shall have expired;

                                   (c)          Effective Registration Statement. The Registration Statement shall have become effective and no stop order or other order suspending the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority;

                                   (d)          Shareholder Vote. The Pittsburgh Financial Shareholders shall have approved of the transactions contemplated hereby by the applicable requisite vote; and

                                   (e)          NYSE Listing.  The shares of First Commonwealth Common Stock that shall be issued to the stockholders of Pittsburgh Financial upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

ARTICLE 7

TERMINATION

          7.1          Termination.  This Agreement and the Plans of Merger may be terminated at any time prior to the Closing, as follows:

                                   (a)          By mutual consent in writing of the Parties;

                                   (b)          By First Commonwealth or Pittsburgh Financial:

                                                 (i)       In the event the Closing shall not have occurred by March 31, 2004, unless the failure of the Closing to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; provided, however, that, if First Commonwealth and FCB shall have filed any and all applications to obtain the requisite Government Approvals within sixty (60) days of the date hereof, and if the Closing shall not have occurred solely because of a delay in the approval of any such application, then First Commonwealth may, by written notice to Pittsburgh Financial, extend the date referenced in the first sentence of this Section 7.1(b) to June 30, 2004;

38

                                                 (ii)      Upon denial of any Government Approval necessary for the consummation of the Merger or the Bank Merger (or should such approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either First Commonwealth or Pittsburgh Financial may, upon written notice to the other, extend the term of this Agreement for only one sixty (60) day period to appeal such denial or condition(s), provided that such appeal has been made within ten (10) business days of the receipt thereof; provided, further, that no party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) if such denial shall be due to the failure of that party to perform or observe the covenants and agreements of such party set forth herein; or

                                                 (iii)     If the Pittsburgh Financial Shareholders do not approve this Agreement and the Merger at the Pittsburgh Financial Shareholders' Meeting or any adjournment thereof.

                                   (c)          By First Commonwealth:

                                                 (i)       if Pittsburgh Financial's Board of Directors shall have (a) failed to include in the Proxy Statement its recommendation without modification or qualification that the shareholders of Pittsburgh Financial approve this Agreement and the Merger, (b) approved or recommended or entered into any agreement with respect to any other Acquisition Proposal, (c) withdrawn, modified or qualified its recommendation of this Agreement or the Merger in a manner adverse to the interests of First Commonwealth or (d) resolved to do any of the foregoing; or

                                                 (ii)      If Pittsburgh Financial has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of First Commonwealth set forth in Section 6.2, First Commonwealth has notified Pittsburgh Financial of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice of breach.

                                   (d)          By Pittsburgh Financial:

                                                 (i)       If First Commonwealth has breached any representation, warranty or covenant contained in this Agreement, which breach would result in the nonfulfillment of one or more of the conditions to the obligations of Pittsburgh Financial set forth in Section 6.1, Pittsburgh Financial has notified First Commonwealth of the breach, and either such breach is incapable of being cured or, if capable of being cured, has not been cured within 15 days after the notice of breach; or

                                                 (ii)      if, after it has received a Superior Proposal in compliance with Section 5.4 and otherwise complied with all of its obligations under Section 5.4, Pittsburgh Financial's Board of Directors determines in good faith to terminate this Agreement, after concluding that such action is necessary to comply with its fiduciary duties to the shareholders of Pittsburgh Financial under applicable law.

          7.2          Effect of Termination.  In the event that this Agreement should be terminated pursuant to Section 7.1 hereof, all further obligations of the parties under this Agreement, other

39

than the provisions of Section 7.3, shall terminate without further liability of any party to another; provided, however, that a termination under Section 7.1 hereof shall not relieve any party of any liability for a breach of this Agreement or for any misstatement or misrepresentation made hereunder prior to such termination, or be deemed to constitute a waiver of any available remedy for any such breach, misstatement or misrepresentation.

          7.3          Termination Fee.

                                   (a)          Upon Termination.  If (i) First Commonwealth shall terminate this Agreement pursuant to clause (i) of Section 7.1(c) or (ii) Pittsburgh Financial shall terminate this Agreement pursuant to clause (ii) of Section 7.1(d), then, in either case, Pittsburgh Financial shall pay to First Commonwealth, within five Business Days of such termination, a fee, in cash, in an amount equal to 4% of the product of the number of shares of outstanding Pittsburgh Financial Common Stock as of the date of termination times the Per Share Cash Consideration (the "Termination Fee").

                                   (b)          Upon Subsequent Transaction.  If (i) this Agreement is terminated by either party pursuant to clause (iii) of Section 7.1(b), (ii) an Acquisition Proposal (other than by First Commonwealth) is pending at the time of the Pittsburgh Financial Shareholders' Meeting and (iii) with 12 months after the date of the Pittsburgh Financial Shareholders' Meeting, Pittsburgh Financial shall consummate an Alternative Transaction, then Pittsburgh Financial shall pay to First Commonwealth on demand an amount in cash equal to the Termination Fee; provided that no such amount shall be payable if the Termination Fee was paid under Section 7.3(a).

ARTICLE 8

MISCELLANEOUS

          8.1          Survival.  The representations, warranties, covenants and agreements made in this Agreement or in any instrument, agreement, certificate or other document delivered pursuant to this Agreement shall not survive the Closing or any termination of this Agreement except that (i) the provisions of Sections 1.10 and 1.11 shall survive the Closing, (ii) Section 7.2 and Section 7.3 shall survive any termination of this Agreement, (iii) the provisions of this Article 8 shall survive the Closing and any termination of this Agreement; and (iv) covenants that by their terms are to be performed after the Effective Time, including, without limitation, the covenants set forth in Section 4.4, shall surviving the Closing.

          8.2          Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be sent by facsimile, hand delivery or reputable overnight courier.  The facsimile numbers and addresses of the parties set forth below shall be used for the delivery of notices unless and until a party changes its facsimile number or address for such purposes by notice to the other parties.  Each such notice or other communication shall be effective (i) if given by facsimile, when transmission of the facsimile is confirmed by the sender's facsimile machine, (ii) if given by reputable overnight courier, one business day after being delivered to the courier or (iii) if given by any other means, when actually received.

40

If to Pittsburgh Financial:          Pittsburgh Financial Corporation
                                                1001 Village Run Road
                                                Wexford, PA  15090
                                                Fax:  (724) 933-4533
                                                Attn:  J. Ardie "Butch" Dillen

With a copy to:                        Elias, Matz, Tiernan & Herrick L.L.P.
                                                734 15th Street, N.W.
                                                12th Floor
                                                Washington, DC  20005
                                                Fax:  (202) 347-2172
                                                Attn:  Kevin M. Houlihan

If to First Commonwealth:        First Commonwealth Financial Corporation
                                                22 North Sixth Street
                                                Indiana, PA 15701
                                                Fax:  (724) 349-6427
                                                Attn:  John. J. Dolan

With a copy to:                         Sherman & Howard L.L.C.
                                                633 Seventeenth Street, Suite 3000
                                                Denver, Colorado 80202
                                                Fax:  (303) 298-0940
                                                Attn:  Andrew L. Blair, Jr.

or to such other address as any party hereto may hereafter designate to the other parties in writing.

          8.3          Jurisdiction; Venue. Each of the parties hereto (i) agrees that any legal action or proceeding with respect to any dispute that arises out of this Agreement or any of the transactions contemplated hereby shall be brought in the state or federal courts of appropriate subject matter jurisdiction in Pittsburgh, Pennsylvania and (ii) hereby submits itself to the exclusive personal jurisdiction of such courts.  Each party waives any objection to venue in any such court.

          8.4          Amendments and Supplements.  At any time prior to the Closing Date, this Agreement may be amended or supplemented by a written instrument signed by First Commonwealth and Pittsburgh Financial; provided that, after the adoption of this Agreement by the shareholders of Pittsburgh Financial, without the affirmative vote of the holders of shares of Pittsburgh Financial Common Stock representing a majority of the votes that may be cast by the holders of all then outstanding shares of Pittsburgh Financial Common Stock, Pittsburgh Financial will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would materially adversely affect the holders of shares of Pittsburgh Financial Common Stock, or (ii) waive any condition set forth in Section 6.1 or 6.3 if such waiver would materially adversely affect the holders of shares of Pittsburgh Financial Common Stock

41

          8.5          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice of law or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

          8.6          Entire Agreement, Assignability, Etc.  This Agreement (including the Pittsburgh Financial Disclosure Schedule) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the transactions and matters contemplated hereby, (ii) is not intended to confer any right or remedies upon any Person other than the parties hereto, the shareholders of Pittsburgh Financial, and other than with respect to the covenants and agreements set forth in Sections 4.4, 4.9, and 4.10, to be performed or satisfied following the Effective Time, and (iii) shall not be assignable by either party without the prior written consent of the other party.

          8.7          Exclusivity of Representations.  Pittsburgh Financial has not and shall not be deemed to have made to First Commonwealth any representation or warranty other than as expressly made by Pittsburgh Financial in Section 3.  First Commonwealth have not and shall not be deemed to have made to Pittsburgh Financial any representation or warranty other than as expressly made by First Commonwealth in Section 2.

          8.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.  The signatures of the parties on this Agreement may be delivered by facsimile and any such facsimile signature shall be deemed an original.

          8.9          Publicity.  Promptly following the execution of this Agreement, Pittsburgh Financial and First Commonwealth shall issue a joint press release announcing the transactions contemplated hereby, which shall be reasonably acceptable to Pittsburgh Financial and First Commonwealth.  Following that release and prior to the consummation of the Merger, except as required by law or any listing agreement with a securities exchange or interdealer quotation system, neither Pittsburgh Financial nor First Commonwealth nor any Subsidiary of Pittsburgh Financial or First Commonwealth will, with respect to the transactions contemplated hereby, issue any press release or make any public statements or mail any communications or letters to their respective shareholders generally, except with the prior approval of the other party or as otherwise permitted by this Agreement.  With respect to any communication believed to be required by law or any listing agreement with a securities exchange or interdealer quotation system, the party making such communication agrees to provide a copy of the text of such communication to the other party prior to its release and to afford the other party a reasonable opportunity to comment thereon.

          8.10         Headings; Terms.  The section headings contained in this Agreement are for convenience only and will not affect in any way the meaning or interpretation of this Agreement.  Defined terms will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement.  All pronouns (and any variation) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require.  The singular or plural includes the other, as the context requires or permits.  The word include (and any variation) is used in an illustrative sense rather than a limiting sense.  The word "day" means a calendar day,

42

unless a Business Day is specified.  All references to "Sections" are to sections of this Agreement unless indicated otherwise.

          8.11         Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms and provisions hereof.

          8.12         Waivers.  No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

          8.13         Payment of Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, First Commonwealth and Pittsburgh Financial shall each pay its own fees and expenses (including, without limitation, legal fees and expenses) incurred by it in connection with the transactions contemplated hereunder.

          8.14         Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring a party by virtue of the authorship of any of the provisions of this Agreement.

          8.15         Remedies Cumulative.  All remedies provided in this Agreement, by law, equity or otherwise, shall be cumulative and not alternative.

          8.16         Incorporation of Disclosure Schedule.  The Pittsburgh Financial Disclosure Schedule is incorporated herein by reference and made a part hereof. For purposes of this Agreement, any matter disclosed in any portion of the Pittsburgh Financial Disclosure Schedule shall be deemed to have been disclosed for purposes of and to be an exception to all representations and warranties of Pittsburgh Financial in this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Agreement as of the date first written above.

                                                                      First Commonwealth Financial Corporation

                                                                      By: /S/ JOSEPH E. O'DELL
                                                                      Name:  Joseph E. O'Dell
                                                                      Title:  President and Chief Executive Officer

                                                                      First Commonwealth Bank

                                                                      By: /S/ JOHNSTON A. GLASS
                                                                      Name:  Johnston A. Glass
                                                                      Title:  President and Chief Executive Officer

                                                                      Pittsburgh Financial Corp.

                                                                      By: /S/ J. ARDIE DILLEN
                                                                      Name:  J. Ardie Dillen
                                                                      Title:  Chairman, President and Chief
                                                                                  Executive Officer

                                                                      Pittsburgh Savings Bank

                                                                      By: /S/ J. ARDIE DILLEN
                                                                      Name:  J. Ardie Dillen
                                                                      Title:  Chairman, President and Chief
                                                                                  Executive Officer

AGREEMENT AND PLAN OF MERGER

among

FIRST COMMONWEALTH FINANCIAL CORPORATION

FIRST COMMONWEALTH BANK

PITTSBURGH FINANCIAL CORP.

and

PITTSBURGH SAVINGS BANK

Dated as of August 8, 2003

TABLE OF CONTENTS

ARTICLE 1 BASIC TRANSACTION...........................................................................		2
1.1	Merger........................................................................................................................	2
1.2	Bank Merger...............................................................................................................	2
1.3	Effective Time..............................................................................................................	2
1.4	Conversion of Pittsburgh Financial Common Stock....................................................... ...................................................................................................................................	2
1.5	PFC Treasury Stock; Shares owned by First Commonwealth.......................................	3
1.6	First Commonwealth Common Stock...........................................................................	3
1.7	Fractional Shares.........................................................................................................	3
1.8	Anti-Dilution................................................................................................................	3
1.9	Pittsburgh Financial Options.........................................................................................	3
1.10	Election and Exchange Procedures...............................................................................	5
1.11	Withholding Rights.......................................................................................................	9
1.12	Closing........................................................................................................................	9
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF FIRST COMMONWEALTH AND FCB...............................................................		9
2.1	Organization and Corporate Authority of First Commonwealth......................................	9
2.2	Organization and Qualification of FCB..........................................................................	10
2.3	Authority.....................................................................................................................	10
2.4	No Legal Bar...............................................................................................................	10
2.5	Approvals, Consents and Filings...................................................................................	11
2.6	Financial Statements.....................................................................................................	11
2.7	No Material Adverse Change.......................................................................................	11
2.8	Capitalization of First Commonwealth...........................................................................	11
2.9	Capitalization of FCB...................................................................................................	11
2.10	Disclosure....................................................................................................................	12
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PITTSBURGH FINANCIAL AND BANKPITTSBURGH.................................................		12
3.1	Organization and Qualification of Pittsburgh Financial and Subsidiaries..........................	12
3.2	Organization and Qualification of BankPittsburgh..........................................................	13
3.3	Authority.....................................................................................................................	13
3.4	No Legal Bar...............................................................................................................	13
3.5	Approvals, Consents and Filings...................................................................................	14
3.6	Financial Statements.....................................................................................................	14
3.7	Undisclosed Liabilities..................................................................................................	14
3.8	Regulatory Reports......................................................................................................	14
3.9	Books and Records.....................................................................................................	14
3.10	Tax Matters.................................................................................................................	15
3.11	Litigation and Proceedings............................................................................................	16
3.12	Business Operations.....................................................................................................	16
3.13	Absence of Changes; Operation in the Ordinary Course...............................................	19
3.14	Employees and Benefits...............................................................................................	19
3.15	Certain Agreements.....................................................................................................	21
3.16	Capitalization of Pittsburgh Financial.............................................................................	21

i

3.17	Capitalization of BankPittsburgh...................................................................................	21
3.18	Pittsburgh Financial Subsidiaries...................................................................................	22
3.19	Allowance for Loan Losses..........................................................................................	22
3.20	Absence of Brokers.....................................................................................................	22
3.21	Representations and Warranties...................................................................................	22
ARTICLE 4 COVENANTS OF FIRST COMMONWEALTH....................................		23
4.1	Regulatory Approvals..................................................................................................	23
4.2	Preparation of Registration Statement...........................................................................	23
4.3	Registration Statement Effectiveness.............................................................................	23
4.4	Employees and Employee Benefits...............................................................................	24
4.5	Reasonable Efforts to Close.........................................................................................	27
4.6	Access........................................................................................................................	27
4.7	NYSE.........................................................................................................................	27
4.8	Updating of Representations.........................................................................................	27
4.9	Indemnification.............................................................................................................	28
4.10	Insurance.....................................................................................................................	28
ARTICLE 5 COVENANTS OF PITTSBURGH FINANCIAL.....................................		29
5.1	Shareholders' Meeting..................................................................................................	29
5.2	Conduct of Business -- Affirmative Covenants..............................................................	29
5.3	Conduct of Business -- Negative Covenants.................................................................	31
5.4	Acquisition Proposals...................................................................................................	34
5.5	Accruals and Reserves.................................................................................................	35
5.6	Affiliate Agreements.....................................................................................................	35
ARTICLE 6 CONDITIONS TO CLOSING..................................................................		36
6.1	Conditions to the Obligations of Pittsburgh Financial.....................................................	36
6.2	Conditions to the Obligations of First Commonwealth...................................................	37
6.3	Conditions to Obligations of All Parties.........................................................................	38
ARTICLE 7 TERMINATION........................................................................................		38
7.1	Termination..................................................................................................................	38
7.2	Effect of Termination....................................................................................................	39
7.3	Termination Fee...........................................................................................................	40
ARTICLE 8 MISCELLANEOUS...................................................................................		40
8.1	Survival.......................................................................................................................	40
8.2	Notices........................................................................................................................	40
8.3	Jurisdiction; Venue.......................................................................................................	41
8.4	Amendments and Supplements.....................................................................................	41
8.5	Governing Law............................................................................................................	42
8.6	Entire Agreement, Assignability, Etc.............................................................................	42
8.7	Exclusivity of Representations.......................................................................................	42
8.8	Counterparts................................................................................................................	42
8.9	Publicity.......................................................................................................................	42
8.10	Headings; Terms..........................................................................................................	42
8.11	Severability..................................................................................................................	43
8.12	Waivers.......................................................................................................................	43

ii

8.13	Payment of Expenses...................................................................................................	43
8.14	Construction................................................................................................................	43
8.15	Remedies Cumulative...................................................................................................	43
8.16	Incorporation of Disclosure Schedule...........................................................................	43

Exhibits:
Exhibit A	Holding Company Plan of Merger
Exhibit B	Bank Plan of Merger
Exhibit C	Definitions
Exhibit D	Pittsburgh Financial Disclosure Schedule

iii

Exhibit C

Definitions

          "Acquisition Proposal" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any Person, other than First Commonwealth or a First Commonwealth Subsidiary, would directly or indirectly engage in an Alternative Transaction.

          "Affiliate" of a party means any person, partnership, corporation, association or other legal entity directly or indirectly controlling, controlled by or under common control with that party.

          "Agreement" shall have the meaning given to such term in the first paragraph.

          "Aggregate Cash Consideration" means $11,399,048.

          "Alternative Transaction" means a transaction or series of transactions in which any Person, other than First Commonwealth or a First Commonwealth Subsidiary, merges or consolidates with or into Pittsburgh Financial or BankPittsburgh, acquires substantially all of the assets of Pittsburgh Financial or BankPittsburgh, or acquires beneficial ownership (determined pursuant to Rule 13d-3 of the Exchange Act) of at least a majority of the total voting power of Pittsburgh Financial or BankPittsburgh.

          "ATM" means an automated teller machine.

          "Average Closing Price" means the average closing price of the First Commonwealth Common Stock on the NYSE for the ten trading days ending with the third trading day prior to the Closing.

          "Balance Sheet Date" shall have the meaning given to such term in Section 3.13.

          "Bank Common Stock" shall have the meaning given to such term in Section 3.17.

          "Bank Merger" shall have the meaning given to such term in the Recitals.

          "Bank Plan of Merger" shall have the meaning given to such term in the Recitals.

          "BankPittsburgh" shall have the meaning given to such term in the Recitals.

          "BHCA" shall have the meaning given to such term in Section 2.1.

          "Cancelled Option Holder" shall have the meaning given to such term in Section 1.9(a)(i).

          "Cash Election Shares" shall have the meaning given to such term in Section 1.10(a).

          "Claim" shall have the meaning given to such term in Section 4.9.

          "Closing" shall have the meaning given to such term in Section 1.12.

          "Closing Date" shall have the meaning given to such term in Section 1.12.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Continuing Employees" shall have the meaning given to such term in Section 4.4(b).

          "Continuing Option Holder" shall have the meaning given to such term in Section 1.9(a)(ii).

          "Costs" shall have the meaning given to such term in Section 4.9.

          "Effective Time" shall have the meaning given to such term in Section 1.3.

          "Election Deadline" shall have the meaning given to such term in Section 1.10(b).

          "Election Form" shall have the meaning given to such term in Section 1.10(a).

          "Environmental Regulations" means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items of all governmental entities and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health, the environment, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, any entity that is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (D) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the first entity.

          "ESOP" shall have the meaning given to such term in Section 4.4(d).

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning given to such term in Section 1.10(a).

          "Exchange Ratio" shall be calculated by dividing (x) the Per Share Cash Consideration by (y) the Average Closing Price.

          "FCB" shall have the meaning given to such term in the Recitals.

          "First Commonwealth" shall have the meaning given to such term in the first paragraph.

          "First Commonwealth Common Stock" shall have the meaning given to such term in the Recitals.

          "First Commonwealth Filings" shall have the meaning given to such term in Section 2.6.

          "First Commonwealth Subsidiary" means any Person in which First Commonwealth, directly or indirectly, owns at least a majority of the stock or other equity interests of such Person or possess at least a majority of the total voting power of such Person.

          "FDIC" shall have the meaning given to such term in Section 2.2.

          "FRB" shall have the meaning given to such term in Section 2.1.

          "GAAP" shall mean accounting principles generally accepted in the United States, consistently applied.

          "Government Approval" means the regulatory and government approvals specified in Sections 2.5 and 3.5.

          "Hazardous Materials" means any substance the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action, policy or common law or which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, used oil, pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto.

          "Holding Company Plan of Merger" shall have the meaning given to such term in the Recitals.

          "Indemnified Parties" shall have the meaning given to such term in Section 4.9.

          "Intellectual Property Rights" shall have the meaning given to such term in Section 3.12(e).

          "IRS" shall mean the Internal Revenue Service.

          "Knowledge" means, with respect to any Person, the knowledge of such Person's officers and management personnel, after a reasonable inquiry.

          "Leased Property" shall have the meaning given to such term in Section 3.12(g).

          "Leases" shall have the meaning given to such term in Section 3.12(f).

          "Material Adverse Change" or "Material Adverse Effect" shall mean, with respect to any Person, any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, (i) materially adverse to the business, financial condition or results of operations of such Person, other than a change, effect, event, occurrence or state of facts resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in GAAP or regulatory accounting principles, in each case which affects banks, savings banks or their holding companies generally, (x) changes in general economic conditions or interest rates affecting savings banks and banks generally, (y) expenses incurred in connection with the transactions contemplated hereby and (z) the effects of any action or omission taken pursuant to this Agreement or with the prior consent of the other party or (ii) which materially impairs the ability of such Person to consummate the transactions contemplated hereby.

          "Material Contract" means all of the following written contracts, agreements, mortgages, security agreements, deeds of trust, guarantees or commitments to which Pittsburgh Financial or any Pittsburgh Financial Subsidiary is a party, or by which it may be bound: (a) any employment, bonus or consulting contract; (b) any contract concerning a partnership or joint venture; (c) any contract or agreement that restricts Pittsburgh Financial or any Pittsburgh Financial Subsidiary (or would restrict such First Commonwealth as the surviving corporation after the Effective Time) from competing in any line of business in any location; (d) any loan, agreement, note, capital lease agreement or other agreement evidencing or related to indebtedness of Pittsburgh Financial or any Pittsburgh Financial Subsidiary for borrowed money; (e) any mortgage, pledge, conditional sales contract, security agreement, option, or any other similar agreement that creates any lien, claim, charge or encumbrance on or any right to purchase any asset of Pittsburgh Financial or any Pittsburgh Financial Subsidiary, or any interest therein (other than those in which BankPittsburgh is mortgagee, secured party or deed of trust beneficiary, in each case arising in the ordinary course of its business); (f) any agreement relating to business acquisitions or dispositions not yet consummated; (g) any guarantee or indemnification other than letters of credit or loan commitments issued by BankPittsburgh in the Ordinary Course of Business; (h) any contract involving the payment or receipt of more than $25,000 or having a term or requiring performance over a period of more than 90 days; or (i) any other contract that is material to Pittsburgh Financial on a consolidated basis.

          "Merger" shall have the meaning given to such term in the Recitals.

          "Multiemployer Plans" shall have the meaning given to such term in Section 3.14(c).

          "NYSE" means the New York Stock Exchange.

          "No-Election Shares" shall have the meaning given to such term in Section 1.10(a).

          "Option Plans" means, collectively, the Pittsburgh Financial 1996 Stock Option Plan and the Pittsburgh Financial  2000 Stock Option Plan.

          "Ordinary Course of Business" means, with respect to any Person, the ordinary course of such person's business operations, consistent with past practices.

          "PBC" shall have the meaning given to such term in Section 1.2.

          "PBCL" shall have the meaning given to such term in Section 1.1.

          "Pension Plan" shall have the meaning given to such term in Section 3.14(c).

          "Per Share Cash Consideration" shall have the meaning given to such term in Section 1.4(a)(i).

          "Person" shall mean any natural person, corporation, partnership, limited liability company, joint venture, association, business trust or any other kind of entity.

          "PDB" shall have the meaning given to such term in Section 2.2.

          "Pinnacle" shall mean Pinnacle Settlement Group, LLC, a Pennsylvania limited liability company.

          "Pittsburgh Financial" shall have the meaning given to such term in the first paragraph.

          "Pittsburgh Financial Common Stock" shall have the meaning given to such term in the Recitals.

          "Pittsburgh Financial Disclosure Schedule" shall have the meaning given to such term in the introductory paragraph of Article 3.

          "Pittsburgh Financial Filings" shall have the meaning given to such term in Section 3.8.

          "Pittsburgh Financial Option" shall have the meaning given to such term in Section 1.9(a).

          "Pittsburgh Financial Shareholders" shall mean the holders of the Pittsburgh Financial Common Stock.

          "Pittsburgh Financial Shareholders' Meeting" shall mean the special meeting of Pittsburgh Financial Shareholders to be held pursuant to Section 5.1 of this Agreement, including any adjournment or adjournments thereof.

          "Pittsburgh Financial Subsidiary" means any Person in which Pittsburgh Financial, directly or indirectly, owns at least a majority of the stock or other equity interests of such Person or possess at least a majority of the total voting power of such Person, including, without limitation, BankPittsburgh, FraMal Holdings Corporation, a Delaware corporation, Pinnacle, and Pittsburgh Home Capital Trust I, a Delaware business trust.

          "Plan" shall have the meaning given to such term in Section 3.14(c).

          "Plans of Merger" shall mean the Holding Company Plan of Merger and the Bank Plan of Merger.

          "Post-Termination Payments" shall have the meaning given to such term in Section 4.4(g).

          "Proxy Statement/Prospectus" shall mean the proxy statement to be used by Pittsburgh Financial to solicit proxies with a view to securing the approval of the Pittsburgh Financial Shareholders of this Agreement and the Plan of Merger, which shall also serve as the prospectus for the shares of First Commonwealth Common Stock to be issued to the Pittsburgh Financial Shareholders.

          "Real Property" shall have the meaning given to such term in Section 3.12(g).

          "Registration Statement" shall have the meaning given to such term in Section 4.2.

          "Regulatory Authorities" shall mean, collectively, the Department of Justice, the FDIC, the SEC, the FRB, the PDB or any other state or federal governmental or quasi-governmental entity which has, or may hereafter have, jurisdiction over any of the transactions described in this Agreement.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "SERP" shall have the meaning given to such term in Section 4.4(f).

          "Stock Election Shares" shall have the meaning given to such term in Section 1.10(a).

         "Subsequent Determination" shall have the meaning given to such term in Section 5.4(c).

          "Superior Proposal" means an unsolicited bona fide Acquisition Proposal that the Board of Directors of Pittsburgh Financial determines in good faith, after consultation with its financial advisors, to be reasonably likely to result in a transaction that is more favorable to Pittsburgh Financial's shareholders from a financial point of view than the transactions contemplated by this Agreement.

          "Surviving Corporation" shall have the meaning given to such term in the Recitals.

          "Termination Fee" shall have the meaning given to such term in Section 7.3(a).

          "401(k) Plan" shall have the meaning given to such term in Section 4.4(e).